UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CSRA INC.
 ___________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

 ___________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 27, 2017
Dear Fellow CSRA Stockholders:
We are pleased to invite you to attend the second Annual Meeting of Stockholders of CSRA Inc. to be held on August 8, 2017. This year’s Annual Meeting will be a “hybrid” meeting of stockholders, meaning that you may attend the Annual Meeting either in person or via live webcast. If you decide to attend online, you will be able to submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CSRA2017, and you will be able to vote your shares electronically (other than shares held through our 401(k) Plan, which must be voted prior to the meeting).
We decided to host a hybrid meeting this year in order to enable stockholder attendance and participation from any location around the world while also providing the option for stockholders to attend in person at our headquarters in Falls Church, Virginia. We believe that embracing the latest technology to provide expanded access, improved communication and cost savings for our stockholders, while allowing for traditional in-person attendance, strikes the right balance between leveraging technology and maintaining personal contact between company officials and our stockholders.
Details regarding attendance at the Annual Meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.
We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we have mailed to many of our stockholders a Notice of Availability instead of a paper copy of the accompanying Proxy Statement and our 2017 Annual Report. The Notice of Availability contains instructions on how to access those documents over the Internet. The Notice of Availability also contains instructions on how to receive a paper copy of our proxy materials, including the Proxy Statement, our 2017 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive an electronic Notice of Availability, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. Use of this distribution process will conserve natural resources, something that is important to CSRA as part of our corporate responsibility program and that is consistent with many of the customer missions we support. It will also reduce the costs of printing and distributing our proxy materials
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone. If you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone, by written proxy, or by voting instruction card will ensure that you are represented at the Annual Meeting, regardless of whether you attend the meeting.
Thank you for your ongoing support of, and continued interest in, CSRA.

Sincerely,

Nancy Killefer	Lawrence B. Prior III
Chair of the Board of Directors	Director, President and Chief Executive Officer

Notice of 2017 Annual Meeting of Stockholders

Date:	August 8, 2017
Time:	10:00 a.m. Eastern Time
Place:	Executive Business Center, 3170 Fairview Park Drive, Falls Church, VA 22042 Or Live via the Internet — please visit: www.virtualshareholdermeeting.com/CSRA2017
Items of Business:

1.	To elect the 11 nominated directors listed in the proxy statement (the “Proxy Statement”);

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2018;

3.	To approve, in a non-binding advisory vote, the compensation of our named executive officers;

4.	To approve the modification of certain terms of the CSRA Inc. 2015 Omnibus Incentive Plan; and

5.	To transact other business that may properly come before the annual meeting (“Annual Meeting”), or any adjournment or postponement thereof.
Record Date:
Only stockholders of record as of the close of business on June 9, 2017 (the “Record Date”) may participate and vote at the meeting.
Meeting Admission:
Stockholders of record as of the close of business on the Record Date may attend and vote at our Annual Meeting. To attend our Annual Meeting in person, you must present valid photo identification and, if you hold shares through a broker, bank, trustee or nominee (i.e., in street name), you must also present a letter from your broker or other nominee showing that you were the beneficial owner of the shares on the Record Date.
We will also once again offer a virtual Annual Meeting this year. Stockholders will be able to participate in the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CSRA2017. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.
Voting:
Your vote is important. We hope you will vote as soon as possible, even if you plan to attend the Annual Meeting in person or online. You may vote your shares prior to the Annual Meeting over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Stockholders of record and beneficial owners (other than shares held through the CSRA Inc. 401(k) Plan, which must be voted prior to the meeting) will be able to vote their shares at the Annual Meeting in person or, if attending online, electronically. For specific instructions on how to vote your shares, please refer to the section “About the Annual Meeting—How Do I Vote?” beginning on page 8 of the Proxy Statement.
By order of the Board of Directors,
William J. Haynes II
Executive Vice President, General Counsel and Secretary

Important notice regarding the availability of proxy materials for the
Annual Meeting to be held on August 8, 2017:
Our Proxy Statement and 2017 Annual Report are available at www.proxyvote.com

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders
Date:	August 8, 2017
Time:	10:00 a.m. Eastern Time
Meeting Admission:	Stockholders of record as of the close of business on the Record Date will be able to participate in the Annual Meeting in person or by visiting:
www.virtualshareholdermeeting.com/CSRA2017

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

Record Date:	June 9, 2017
Voting:
Stockholders as of the close of business on the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendations

	Management Proposal	Vote Recommendation
Proposal No. 1:	Election of each of the 11 nominated directors listed in this Proxy Statement	FOR each nominee
Proposal No. 2:	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending March 30, 2018	FOR
Proposal No. 3:	Approval, in a non-binding advisory vote, of the compensation of our named executive officers	FOR
Proposal No. 4:	Approval of the modification of certain terms of the CSRA Inc. 2015 Omnibus Incentive Plan	FOR

Forward-Looking Statements
All statements and assumptions contained in this Proxy Statement and in the documents attached hereto that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as “aims,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. These statements represent our current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Forward-looking information contained in these statements includes, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results described in such statements. These factors include without limitation those set forth under “Risk Factors” in our Annual Report on Form 10-K and and any updating information in subsequent SEC filings.

i

Proposal 1: Election of each of the 11 nominated directors listed in this Proxy Statement
The following table provides summary information about each nominee for election to our Board of Directors (the “Board”). Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Compensation	Nominating / Corporate Governance	Executive
Keith B. Alexander	65	2015	No
Sanju K. Bansal	51	2015	Yes			Member
Michèle A. Flournoy	56	2015	Yes			Chair
Mark A. Frantz	48	2015	Yes		Member
Nancy Killefer[1]	63	2015	Yes				Chair
Craig L. Martin	67	2016	Yes		Member	Member
Sean O’Keefe	61	2015	Yes		Chair		Member
Lawrence B. Prior III	61	2015	No				Member
Michael E. Ventling	56	2015	Yes	Member		Member
Billie I. Williamson	64	2015	Yes	Chair			Member
John F. Young	60	2016	Yes	Member

1.	Chair of the Board. Pursuant to the Executive Committee charter, the Board Chair is also Chair of the Executive Committee.
Proposal 2: Ratification of appointment of independent registered public accounting firm
We are asking stockholders to consider and to vote upon the ratification of the appointment of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 30, 2018. The members of our Audit Committee and our Board believe that the continued retention of Deloitte to serve as CSRA’s independent registered public accounting firm is in the best interests of CSRA and its stockholders.
Proposal 3: Approval, in a non-binding advisory vote, of the compensation of our named executive officers
We are asking stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”). In evaluating this proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation policies and practices underlying our executive compensation program and how pay is aligned with our performance.

We believe our compensation design contributes directly to CSRA’s success by motivating and rewarding an exceptional management team and continuing to:

•	encourage a performance-based culture;

•	base short- and long-term incentive compensation on company-wide achievement and individual performance goals; and

•	align the interests of executives with those of our stockholders.

Proposal 4: Approval of the modification of certain terms of the CSRA Inc. 2015 Omnibus Incentive Plan
We are seeking stockholder approval of the modification of certain terms of the Incentive Plan. The Incentive Plan currently authorizes the issuance of up to 10,100,000 shares (excluding converted awards that were previously granted to current and former employees of Computer Sciences Corporation (“CSC”) and SRA International, Inc. (“SRA”)), provided that option and stock-appreciation right (“SAR”) awards reduce the number of shares authorized for issuance under the Incentive Plan by one share each, while other awards (“full-value awards”) reduce the number of shares authorized for issuance by two shares each. The modifications would increase the total number shares authorized for issuance under the Incentive Plan to 14,583,000 (including shares subject to existing awards) and would provide that, for future awards only, all awards (whether options, SARs, or full-value awards) would reduce the number of shares authorized for issuance under the Incentive Plan by one share each.

We are seeking stockholder approval of this amendment because we believe that we need to have full flexibility to grant awards, whether options, SARs, or full-value awards, as a part of our executive compensation program in order to remain competitive in the market for talent. We use the Incentive Plan to attract, retain and reward our key employees, consistent with stockholder value creation, and to align their interests with those of our stockholders.

The amendment requires approval by our stockholders because it would result in an increase in the number of shares that we may grant under the Incentive Plan, whether as options, SARs, or full-value awards.

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
A.  ABOUT THE ANNUAL MEETING
We are providing these proxy materials in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of CSRA Inc. (which we refer to as “CSRA” or the “Company” and sometimes with the pronouns “we,” “us,” and “our”), and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”), this Proxy Statement, any accompanying proxy card or voting instruction card, and our 2017 annual report on Form 10-K (the “2017 Annual Report”), were first made available to stockholders on or about June 27, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

We are delivering proxy materials for the Annual Meeting under the “notice and access” rules of the United States Securities and Exchange Commission (the “SEC”). These rules permit us to furnish proxy materials, including this Proxy Statement and our 2017 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders received the Notice, which provides instructions on how you may access and review all of the proxy materials on the Internet. The Notice also instructs you how you may submit your proxy via the Internet.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Who is soliciting my vote?

The Board of CSRA is soliciting your vote at the 2017 Annual Meeting.

2.	When will the meeting take place?

The Annual Meeting will take place on Tuesday, August 8, 2017 at 10:00 a.m., Eastern Time.

3.	What is the purpose of the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	to elect the 11 nominated directors listed in this Proxy Statement;

•	to ratify the appointment of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 30, 2018;

•	to approve, on a non-binding advisory basis, the compensation of our NEOs; and

•	to approve the modification of certain terms of the Incentive Plan.

4.	What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth below together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote as follows:

Proposal No. 1	FOR the election of each of the nominated directors listed in this Proxy Statement;
Proposal No. 2	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2018;
Proposal No. 3	FOR the approval, in a non-binding advisory vote, of the compensation of our NEOs;
Proposal No. 4	FOR the approval of the modification of certain terms of the Incentive Plan.

At the date this Proxy Statement went to press, the Board had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote on such matters as recommended by the Board or, if no recommendation is given, at their own discretion in the best interests of CSRA.

5.	What is the Record Date and what does it mean?

The Board set June 9, 2017 as the Record Date for the Annual Meeting. All stockholders who owned CSRA common stock at the close of business on the Record Date are entitled to: (a) receive notice of the Annual Meeting, and (b) vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. No stockholders who became owners of record after the Record Date will be entitled to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

6.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

Under the “notice and access” rules of the SEC, we are permitted to furnish proxy materials, including this Proxy Statement and our 2017 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you how you may vote your shares over the Internet prior to the Annual Meeting. If you would like to receive a paper or electronic copy of our proxy materials, follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

7.	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, see “How Do I Vote?” below.

8.	Why did I not receive a Notice in the mail regarding the Internet availability of proxy materials?

If you previously elected to access our proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. Please visit www.proxyvote.com to request complete electronic delivery. Enrollment for electronic delivery is effective until canceled.

9.	How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the Record Date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank, trustee, or other nominee.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to submit proxies electronically or by telephone or to vote at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank, trustee, or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting on the Internet or by telephone.

11.	How many votes must be present to hold the Annual Meeting?

For each matter presented, stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast on that matter must be represented at the meeting, either by proxy, by attending the virtual meeting or by attending the meeting in person. This is called a “quorum.” Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

As of the Record Date there were 163,724,482 shares of CSRA common stock outstanding.

12.	How many votes are required to elect directors and adopt the other proposals?

Proposal 1 – Election of each of the 11 nominated directors listed in this Proxy Statement.
Directors are elected by a majority vote in uncontested elections. Therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (that is, the number of “FOR” votes must exceed the number of “AGAINST” votes). Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” any nominee; therefore, they will have no effect on the outcome of the vote on this proposal. In accordance with CSRA’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee, which will not become effective unless and until such resignation is accepted by the Board. Within 30 days following the certification of the stockholder vote in an uncontested election, the Nominating/Corporate Governance Committee will make a recommendation to the Board as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.

Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2018.
This proposal requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 3 – Non-binding advisory vote to approve NEO compensation.
This proposal, which is non-binding, requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 4 – Approval of the modification of certain terms of the Incentive Plan.
This proposal requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

13.	What if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board; or

•	return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Broker non-votes are considered present at the Annual Meeting, but not as voting on a matter. Thus, broker non-votes are counted for purposes of determining the existence of a quorum, but are not counted for purposes of determining whether a “non-routine” matter–including the election of directors, the approval of CSRA’s executive compensation, and the approval of the modification of certain terms of the Incentive Plan–has been approved.

If you provide instructions, your broker will vote your street name shares at the Annual Meeting with respect to the election of directors, the ratification of the independent registered public accounting firm, the approval of CSRA’s executive compensation, and the approval of the modification of certain terms of the Incentive Plan. Therefore, you should instruct your broker how to vote. If you do not provide your broker with instructions, under the rules of the NYSE, your broker will not be authorized to vote your street name shares with respect to any proposal other than the ratification of the independent registered public accounting firm.

Participants in the CSRA 401(k) Plan. If you participate in the CSRA 401(k) Plan (including former participants in the SRA International Inc. 401(k) Plan, which was merged into the CSRA 401(k) Plan beginning April 1, 2017), you will receive a voting instruction form for all shares you may vote under the plan. Under the terms of the CSRA

401(k) Plan, the CSRA 401(k) Plan trustee votes all shares held in the CSRA Stock Fund, but each participant in the CSRA 401(k) Plan may direct the trustee how to vote the shares of CSRA common stock allocated to his or her account. The CSRA 401(k) Plan trustee will vote all unallocated shares of common stock held by the CSRA 401(k) Plan and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions. The deadline for returning your voting instructions to the CSRA 401(k) Plan trustee is 11:59 p.m. Eastern Time on August 3, 2017.

Confidentiality of voting instructions. Your voting instructions to the CSRA 401(k) Plan trustee will be confidential. In no event will your voting instructions be reported to CSRA.

15.	Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of CSRA, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by participating in the Annual Meeting in person or online and voting your shares during the Annual Meeting. Please note, however, that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank, trustee, or nominee.

16.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards that you receive.

17.	Are there other matters to be acted upon at the meeting?

CSRA does not know of any matter to be presented at the Annual Meeting other than those described in this Proxy Statement. If, however, other matters are properly presented for action at the Annual Meeting or any adjournment or postponement thereof, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.

18.	Who is paying for the solicitation of proxies?

CSRA is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, email, or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of CSRA common stock. We have engaged the services of Morrow Sodali, 470 West Avenue, Stamford, CT 06902, with respect to proxy soliciting matters at an expected cost of approximately $8,500, not including incidental expenses.

19.	What if I have any questions about voting, electronic delivery or Internet voting?

Questions regarding voting, electronic delivery or Internet voting should be directed to Investor Relations at 1.703.641.2267, or by email to: Investors@CSRA.com, or by writing to:

CSRA
Investor Relations
3170 Fairview Park Drive
Falls Church, Virginia 22042

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail, or at the Annual Meeting, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders using a 16-digit control number, and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 7, 2017.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to CSRA, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting, whether online or in person. All stockholders of record on June 9, 2017 are invited to attend and participate at the meeting.

Virtual Meeting

We are excited that stockholders again may attend our Annual Meeting via a virtual meeting of stockholders using cutting edge technology, conducted via live webcast. We believe that a virtual meeting will provide expanded stockholder access and participation, improved communications, and cost savings for our stockholders.

To attend the meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/CSRA2017. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate at our Annual Meeting via the Internet are posted at www.virtualshareholdermeeting.com/CSRA2017. We have retained Broadridge Financial Solutions (“Broadridge”) to host our virtual annual meeting and to distribute, receive, count, and tabulate proxies. On the day of our Annual Meeting, Broadridge may be contacted at 1 (855) 449-0991, and will be available to answer your questions regarding how to attend and participate at our Annual Meeting via the Internet.

In-Person Meeting

If your shares are held in the name of a broker, bank, trustee, or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record. The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

B.  PROPOSALS
PROPOSAL 1: Election of Directors
Our Board has nominated 11 persons for election as directors at the 2017 Annual Meeting to hold office until the 2018 Annual Meeting or until their successors have been elected and qualified. Under our Amended and Restated Bylaws (the “Bylaws”), directors must retire by the close of the first annual meeting of stockholders held after they reach age 72 unless the Board, upon the recommendation of the Nominating/Corporate Governance Committee, determines that it is in the best interests of CSRA and its stockholders for the director to continue to serve until the close of a subsequent annual meeting.
Directors are elected by a majority vote in uncontested elections; therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (that is, the number of “FOR” votes must exceed the number of “AGAINST” votes). In accordance with CSRA’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee will promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee and the Board. This resignation will not become effective unless and until such resignation is accepted by the Board. Within 30 days following the certification of the stockholder vote in an uncontested election, the Nominating/Corporate Governance Committee will make a recommendation to the Board as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.
If you execute and return the accompanying proxy with no voting instructions indicated, your proxy will vote for the election to the Board of each of the 11 director nominees in this Proxy Statement.
Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and taking into consideration the then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous factors, including independence, experience, age, gender, and ethnic diversity. In addition, the Board believes that current and potential directors collectively should possess the following mix of skills and attributes:

• Professional and personal ethics and values	• Financial literacy and expertise
• Senior level management or operations experience	• Experience in areas of CSRA’s business
• Government and public policy experience	• Independence
• Public company governance experience

In evaluating potential director nominees, the Nominating/Corporate Governance Committee considers each of these attributes. The Committee then considers the contribution potential nominees would make to the quality of the Board’s decision-making and effectiveness.

The Nominating/Corporate Governance Committee will also consider potential director candidates recommended by stockholders as described under “Business for 2018 Annual Meeting” at the end of this Proxy Statement. The Committee has retained from time to time third-party search firms to identify qualified director candidates.

2017 Director Nominees

Each of the nominees has a strong reputation and experience in areas relevant to the strategy and operations of CSRA’s business. Each of the nominees holds or has held senior executive positions in large, complex organizations or has relevant operating experience. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, thought leadership, executive management, and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies.

The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience, and thought, and the commitment to devote significant time and energy to service on the Board and its committees.

After the 2016 Annual Meeting, the Board elected John F. Young to the Board. Mr. Young was recommended to the Board by a third-party search firm.

The biographies of each of the nominees below contains information as of the date of this Proxy Statement regarding the person’s service that led to the conclusion that such person should serve as one of our directors.

Nancy Killefer Age: 63 Director Since: 2015	Chair of the Board CSRA Committees: • Chair of Executive Committee

Ms. Killefer has served as the Chair of CSRA’s Board since August 2016. She served as Lead Independent Director of the Board from the date of our separation from CSC in November 2015 (the “Spin-Off”) until her election as Chair at the 2016 annual meeting. Ms. Killefer is Director Emeritus at McKinsey & Company, Inc., a global management consulting firm. She joined McKinsey in 1979. From 1997 to 1999, Ms. Killefer served as Assistant Secretary for Management and Chief Financial Officer of the U.S. Department of Treasury. She rejoined McKinsey in 1999 and served as Director from December 1999 to August 2013. Ms. Killefer serves as a Director of the Advisory Board Company, Avon Products Inc. (NYSE listed) and Cardinal Health, Inc. (NYSE listed). She served as a Director of CSC (previously NYSE listed) from 2013 until the Spin-Off in 2015. She also serves as Vice Chair of the Defense Business Board and is a former member of the MyVA Advisory Committee.

Ms. Killefer’s senior level management experience as a partner at a global consulting firm, public company governance experience as a director of other public companies, and government and public policy experience (including as former chief financial officer of the U.S. Department of Treasury) provide crucial leadership and public sector expertise that are vital to us as a major provider of information technology services to the public sector.

Lawrence B. Prior III Age: 61 Director Since: 2015	CSRA Committees: • Executive

Mr. Prior has served as our President and Chief Executive Officer, and a member of our Board, since the date of the Spin-Off. Mr. Prior was appointed Executive Vice President and General Manager, North American Public Sector of CSC in December 2014. Mr. Prior joined CSC in May 2013 as Vice President and General Manager, North American Public Sector. Mr. Prior served as Executive Vice President of BAE Systems, Inc., a global defense, security and aerospace company, from July 2010 to January 2013. He served as President and COO of Mantech International Corporation, a leading provider of technology services to the U.S. government, from July 2009 to July 2010. Mr. Prior is a NACD Board Leadership Fellow.

As a senior executive with more than 30 years of public and private sector experience, Mr. Prior’s executive leadership experience and extensive background in areas key to our business, including intelligence, security, technology, and defense, are extremely valuable to our Board. In addition, our Board believes that having our President and Chief Executive Officer serve on our Board fosters direct and open communication between the Board and management regarding the Board’s priorities, on one hand, and management’s perspectives, on the other.

Keith B. Alexander Age: 65 Director Since: 2015	CSRA Committees: None

Mr. Alexander (General, U.S. Army, Ret.) has served as a member of our Board since the consummation of the Spin-Off in November 2015. Gen. Alexander is founder and CEO of IronNet Cybersecurity. Gen. Alexander served as Commander of U.S. Cyber Command from 2010 to 2014 and was Director of the National Security Agency and Chief of the Central Security Service from 2005 to 2014. He also served as a Deputy Chief of Staff for Intelligence, Department of the Army; Commanding General of the U.S. Army Intelligence and Security Command; Director of Intelligence for United States Central Command; and Deputy Director for Requirements, Capabilities, Assessments and Doctrine for the Joint Chiefs of Staff.

Gen. Alexander’s extensive government and leadership experience and his unique expertise on cybersecurity issues are critical to us as a major provider of information technology services to the public sector.

Sanju K. Bansal Age: 51 Director Since: 2015	CSRA Committees: • Nominating/Corporate Governance

Mr. Bansal has served as a member of our Board since the consummation of the Spin-Off in November 2015. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions and as a director of MicroStrategy Incorporated (NASDAQ listed), a worldwide provider of business intelligence software. At MicroStrategy, he held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012. Mr. Bansal served as a member of MicroStrategy’s board of directors from 1997 to 2013, including as Vice Chairman from November 2000 to November 2013. Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal is currently a director of The Advisory Board Company (NASDAQ listed) and Cvent, Inc.(formerly NYSE listed).

Mr. Bansal’s strong and deep background in consulting and information and systems technology, his leadership experience as a senior executive of a public company, his many years of corporate governance experience as a member of public company boards of directors, and his extensive knowledge of relevant technologies are extremely valuable to our Board.

Michèle A. Flournoy Age: 56 Director Since: 2015	CSRA Committees: • Nominating/Corporate Governance (Chair)

Ms. Flournoy has served as a member of our Board since consummation of the Spin-Off in November 2015. In 2014, Ms. Flournoy became the Chief Executive Officer of the Center for a New American Security, which she co-founded in 2007. Ms. Flournoy served as the Under Secretary of Defense for Policy from 2009 to 2012 and served as President of the Center for a New American Security from 2007 to 2009. Previously, she was senior adviser at the Center for Strategic and International Studies and, prior to that, a distinguished research professor at the Institute for National Strategic Studies at the National Defense University. She also served as Principal Deputy Assistant Secretary of Defense for Strategy and Threat Reduction and Deputy Assistant Secretary of Defense for Strategy. Ms. Flournoy is a member of the Council on Foreign Relations and the Aspen Strategy Group, and is a Senior Fellow at Harvard’s Belfer Center for Science and International Affairs. She is a former member of the President’s Intelligence Advisory Board and the Defense Policy Board, and is the former Director of the Central Intelligence Agency’s External Advisory Board. She serves on the boards of The MITRE Corporation, Amida Technology Solutions, The Mission Continues, and CARE, and is a Senior Advisor at the Boston Consulting Group and the Managing Partner of AVA Partners. Previously, Ms. Flournoy served on the board of directors of Rolls Royce North America, Inc.

Ms. Flournoy’s long and distinguished government and public policy experience and her unique expertise relating to defense and intelligence matters provide critical experience to us as a major provider of services to the defense and intelligence agencies.

Mark A. Frantz Age: 48 Director Since: 2015	CSRA Committees: • Compensation

Mr. Frantz has served as a member of our Board since the consummation of the Spin-Off in November 2015. Mr. Frantz is the co-founder of Blue Delta Capital Partners, a growth capital firm focused on the U.S. federal government technology marketplace.  He served as the Managing General Partner of In-Q-Tel, the strategic venture capital affiliate of the U.S. Intelligence Community, in 2006, and was a Partner at RedShift Ventures from 2006 to 2009.  Mr. Frantz served as a Principal with Carlyle Venture Partners from 2000 to 2006 and as the Associate to the Senior Chairman at Alex. Brown from 1997 to 2000.  He acted as the economic and technology policy advisor to Pennsylvania Governor Tom Ridge from 1993 to 1997 and was the Associate Director of the White House Office of Intergovernmental Affairs under President George H. W. Bush from 1990 to 1993.  Mr. Frantz currently serves on the board of directors or advisory boards for numerous privately-held growth companies and non-profit organizations.

Mr. Frantz’s investment and management experience in the U.S. federal government technology sector, his venture capital investment experience in cutting-edge sectors of the commercial technology market, his governance experience as a director of numerous privately-held growth companies and his former government service and public policy experience provide crucial perspectives to our Board.

Craig L. Martin Age: 67 Director Since: 2016	CSRA Committees: • Compensation • Nominating/Corporate Governance

Mr. Martin was named Executive Chairman of the board of Hill International Inc. (NYSE listed) in May 2017, where he has been a director since February 2016. Serving much of his career in leadership with Jacobs Engineering, Inc. (NYSE listed), Mr. Martin retired as a Senior Advisor in December 2015. Joining Jacobs in 1994, Mr. Martin served in various senior and executive positions, including as President, Chief Executive Officer, and member of its board of directors between 2006 and 2014. Mr. Martin has over 30 years of experience in the technical professional services business, including work in various roles at CRSS and Martin K. Eby Construction Co.

Mr. Martin’s significant experience in our business areas provides valuable perspective to us as a major provider of information technology services. Mr. Martin’s experience as the CEO of Jacobs and as a director of publicly listed companies provides important experience to our Board.

Sean O’Keefe Age: 61 Director Since: 2015	CSRA Committees: • Compensation (Chair) • Executive

Mr. O’Keefe has served as a member of our Board since the consummation of the Spin-Off in November 2015. He is a professor at the Maxwell School of Citizenship and Public Affairs at Syracuse University, Chancellor Emeritus of Louisiana State University, and Director and Chairman of the Audit Committee of Battelle Memorial Institute, a non-profit research and development organization. Mr. O’Keefe served as Chairman and CEO of Airbus Group, Inc., a global corporate, aerospace, defense and space enterprise, from 2009 to 2014. He also served as Vice President of Washington Operations of General Electric from 2008 to 2009. Mr. O’Keefe has substantial government and public policy experience, having served as the 10th Administrator of the National Aeronautics and Space Administration; Deputy Assistant to President George W. Bush; and Deputy Director of the Office of Management and Budget. During the administration of President George H. W. Bush, Mr. O’Keefe served as Secretary of the Navy and as Comptroller and Chief Financial Officer of the Department of Defense. He has also served as a member of the boards of directors of various public companies, including CSC from 2014 until the consummation of the Spin-Off in 2015 and DuPont from 2005 to 2008.

Mr. O’Keefe’s strong leadership ability, extensive financial background and long and distinguished management experience in the private and public sectors provide extremely valuable perspectives and expertise to our Board.

Michael E. Ventling Age: 56 Director Since: 2015	CSRA Committees: • Audit • Nominating/Corporate Governance

Mr. Ventling has served as a member of our Board since the consummation of the Spin-Off in November 2015. Mr. Ventling is the former Global Chief Financial Officer of Ernst & Young LLP, serving from July 2010 through December 2014. He was previously Managing Partner of the North Central Area of Ernst & Young beginning in July 2006. Mr. Ventling also previously served as Ernst & Young’s Global Vice Chair for Quality and Risk Management Implementation. He previously served as a Member of Ernst & Young’s Global Management Committee, Global Practice Council, and its U.S. and Americas Area Executive Boards. Mr. Ventling joined EY in 1983 and served clients in Audit, Tax and Transaction Advisory Services during his 31-year career.

Mr. Ventling’s financial and leadership experience at Ernst & Young provide valuable financial, management and accounting expertise to our Board.

Billie I. Williamson Age: 64 Director Since: 2015	CSRA Committees: • Audit (Chair) • Executive

Ms. Williamson has served as a member of our Board since November 15, 2015. Ms. Williamson served as a senior assurance partner with Ernst & Young LLP from 1998 until 2011. While at Ernst & Young, she served on the Americas Executive Board from 2006 to 2008, on the U.S. Executive Board from 2008 to 2011, and as its Americas Inclusiveness Officer. Ms. Williamson previously served as the CFO of AMX Corp. from 1993 to 1996 and as Senior Vice President, Finance of Marriott International, Inc. from 1996 to 1998. She began her career as an auditor with Ernst & Young in 1974 and became a partner in 1984, serving in that capacity until 1993. Ms. Williamson is currently a director of Pentair plc (NYSE listed) and Energy Future Holdings Corporation(1). She previously served on the boards of Janus Capital Group, Inc. (formerly NYSE listed) from 2015 until it was sold in May 2017; Annie’s, Inc. (formerly NYSE listed) from 2012 until it was sold in 2014; and Exelis, Inc. (formerly NYSE listed) from 2012 until it was sold in 2015. Ms. Williamson is a NACD Board Leadership Fellow.

Ms. Williamson has over three decades of experience auditing public companies as an employee and partner of Ernst & Young. Our Board believes Ms. Williamson’s significant expertise in financial reporting and audit process and her corporate oversight, financial reporting and controls experience as a member of several boards of directors and audit and financial committees provide valuable expertise to our Board.

John F. Young Age: 60 Director Since: 2016	CSRA Committees: • Audit

Mr. Young has served as a member of our Board since August 2016. Mr. Young was President and Chief Executive Officer and a director of Energy Future Holdings Corp. from 2008 to 2017.(1)  Previously, Mr. Young served in a number of positions at Exelon Corporation, including: Executive Vice President and Chief Financial Officer, Finance and Markets; and President of Exelon Generation / Exelon Nuclear Power and Power Team Business. Mr. Young serves on the boards of directors of USAA, the Nuclear Energy Institute, the Edison Electric Institute, Nuclear Electric Insurance Limited, Baylor Healthcare System Foundation Advisory Board and National Petroleum Council. He formerly served on the boards of directors of the Dallas Citizens Council and Children’s Medical Center of Dallas. He is a member of the Business Roundtable, the Center for Strategic and International Studies Dallas Roundtable, Dallas Citizens Council and the U.S. Naval Academy Foundation’s Corporate Advisory Forum.

Mr. Young’s demonstrated leadership experience, extensive operational and marketing expertise, and success growing a company as Chief Executive Officer of Energy Future Holdings Corp., and his broad financial experience that includes serving as the Chief Financial Officer of a division of Exelon Corporation, are tremendous assets to the Board.

1.	Energy Future Holdings Corp. filed for Chapter 11 bankruptcy in April 2014.

The Board of Directors recommends that you vote FOR the election of each of these nominees for director.

PROPOSAL 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 30, 2018, and the Board asks stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise CSRA’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. The Board considers the selection of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 30, 2018 to be in the best interests of CSRA and its stockholders. A representative from Deloitte & Touche LLP will attend the meeting and will have the opportunity to make a statement and respond to appropriate questions.
The affirmative vote of holders of a majority of the shares of common stock cast at the meeting is required to approve the ratification of the selection of Deloitte & Touche LLP as CSRA’s independent auditor for the current fiscal year. If a majority of stockholders does not ratify the selection of Deloitte & Touche LLP, the Audit Committee would take the result under consideration and would determine whether a change in the independent registered public accounting firm was in the best interest of the Company and its stockholders.
Vote Required

A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2018.
Fees
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of CSRA’s annual financial statements for the fiscal years ended March 31, 2017 and April 1, 2016, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	Fiscal Year 2017	Fiscal Year 2016
Audit fees[1]	$3,700,000	$3,267,750
Audit related fees[2]	180,000	-
Tax fees[3]	188,864	40,000
All other fees[4]	27,500	1,408,660
Total	$4,068,864	$4,716,410
__________________________________________

1.
Audit fees include professional services rendered for the audit of the annual consolidated and combined financial statements and review of quarterly combined condensed financial statements. Audit fees also include services that are normally provided by the accountant in connection with other regulatory filings.

2.	Audit-related fees include attestation services related to financial reporting not required by statute or regulation.

3.	Tax fees comprise permissible review and consultative tax services.

4.	All other fees relate primarily to contract procurement advisory services.

Pre-Approval Policy

The Audit Committee pre-approves all audit, audit-related, tax and all other services to be provided by the independent auditors. The Committee has delegated to its Chair the authority to pre-approve certain services to be provided by the independent auditors. The Chair reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3: Advisory Vote to Approve NEO Compensation

We believe that the information provided in this Proxy Statement demonstrates that our compensation policies and practices are aligned with our stockholders’ interests and reward our NEOs for performance. We are therefore asking our stockholders to approve a non-binding advisory resolution at the 2017 Annual Meeting on the compensation of our NEOs, as reported in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our fiscal year 2017 executive compensation program and policies for our NEOs through the following resolution:

RESOLVED, that the stockholders of CSRA Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the CSRA Inc. 2017 definitive proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the accompanying footnotes and narratives.

The vote on the compensation of our NEOs as disclosed in this Proxy Statement is advisory, and therefore not binding on CSRA, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.

The Board of Directors recommends a vote, on a non-binding advisory basis, FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4: Approval of the Modification of Certain Terms of the Incentive Plan

In November 2015, we established the Incentive Plan, which authorized the issuance of shares of our common stock pursuant to equity incentives granted to our employees. Our sole stockholder at the time, CSC, approved the Incentive Plan on November 25, 2015 and, at our 2016 Annual Meeting of Stockholder, our stockholders approved the material terms of the performance goals under the Incentive Plan.
The Incentive Plan currently authorizes the issuance of up to (1) 10,100,000 shares, plus (2) the number of shares subject to converted awards previously granted to current and former employees of CSC prior to the separation of CSRA from CSC (“Spinoff Awards”) and converted stock options previously granted to former employees of SRA International, Inc. (“SRA”) prior to our merger with SRA (“SRA Rollover Options”). We refer to this number of shares as the “Maximum Share Limit.” Under the terms of the Incentive Plan, excluding Spinoff Awards and SRA Rollover Options, no more than 10,100,000 shares may be used for options and stock-appreciation rights (“SARs”) (the “Option/SAR Limit”) and no more than 5,050,000 shares may be used for awards other than options and SARs (the “Full Value Award Limit”). Each option and SAR granted under the Incentive Plan (excluding Spinoff Awards and SRA Rollover Options) reduces each of the Maximum Share Limit and the Option/SAR Limit by one share and the Full Value Award Limit by one-half share; and each award other than an option or SAR granted reduces each of the Maximum Share Limit and the Options/SAR Limit by two shares and the Full Value Award Limit by one share.

We are now proposing to amend the Incentive Plan to (i) remove the separate Option/SAR and Full-Value Award Limits and authorize the issuance of shares for all types of awards, including options, SARs, and awards other than options and SARs (“full-value awards”), up to the Maximum Share Limit and (ii) increase the Maximum Share Limit by 4,483,000 shares. In addition, after the amendment, each award type (regardless of whether it was an option, SAR, or full-value award) would reduce the Maximum Share Limit by only one share. Finally, the number of shares that may be granted under the Incentive Plan without regard to any minimum restriction period or performance period would be increased from 505,000 to 729,150 in order to remain at 5% of the total number of shares of Common Stock authorized for issuance under the Incentive Plan. The Board approved the proposed amendment on June 21, 2017, subject to the approval of our stockholders.

The amendment would only be effective for awards that we grant on or after the date of the Annual Meeting, assuming that our stockholders approve the amendment at that meeting. As a result, awards granted before the effective date of the amendment will continue to be subject to the share counting rules that are currently in effect. As a result, if a full-value award, excluding a Spinoff Award or SRA Rollover Option, granted before the effective date of the amendment vests and is settled in shares on or after the effective date of the amendment, it will still reduce the Maximum Share Limit by two shares.

The amendment requires approval by our stockholders because it would result in an increase in the number of shares that we may grant under the Incentive Plan, whether as options, SARs, or full-value awards such as restricted stock units (“RSUs”), performance-based RSUs (“PSUs”) and restricted shares. As of March 31, 2017, we have approximately 1,726,260 awards (excluding Spinoff Awards and SRA Rollover Options) outstanding (1.1% of our total shares outstanding) under the Incentive Plan, of which 1,068,511 are options and 657,749 are full value awards. In addition, excluding Spinoff Awards and SRA Rollover Options, since the effective date of the Incentive Plan we have issued 118 shares pursuant to the exercise of vested options and SARs and approximately 26,283 shares pursuant to the vesting and settlement of full-value awards. As a result, not including the shares subject to currently outstanding awards, there are currently approximately 7,663,307 shares remaining available for future issuance under the Incentive Plan as options or SARs or approximately 3,831,653 shares remaining available for issuance as full-value awards. If the stockholders approve the proposed amendment, the number of shares available for future issuance as any type of awards, whether options, SARs, or full-value awards, would increase to approximately 12,146,307 shares (7.4% of our total shares outstanding).

We are seeking stockholder approval of this amendment because we believe that we need to have full flexibility to grant awards, whether options, SARs, or full-value awards, as a part of our executive compensation program in order to remain competitive in the market for talent. We use the Incentive Plan to attract, retain and reward our key employees, consistent with stockholder value creation, and to align their interests with those of our stockholders. Without this amendment, we anticipate that we would not have a sufficient number of shares available for future issuance as full-value awards to meet our expected needs. Approval of this amendment will allow us to continue to attract and retain the employees who are key to the Company’s future success.

This proposal to approve the amendment to the Incentive Plan requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

The following summary of the Incentive Plan, as amended by the proposed amendment described above, is qualified in its entirety by reference to the Incentive Plan, which is attached to this Proxy Statement as Appendix B.

The Board of Directors recommends that you vote FOR
approval of the proposed amendment to the 2015 Omnibus Incentive Plan.

Summary of the Incentive Plan

Eligibility

All employees of CSRA and its subsidiaries are eligible for awards under the Incentive Plan. As of March 31, 2017, there were approximately 18,500 employees eligible to participate in the Incentive Plan, including 11 executive officers of the Company.

Administration

The Incentive Plan is administered by our Compensation Committee, except as otherwise provided with respect to actions or determinations by the Board.

Types of Awards

Options to purchase shares of common stock, SARs, restricted stock, RSUs, and cash awards may be granted under the Incentive Plan. Awards may be structured as performance awards subject to the attainment of one or more performance goals. Performance awards may be in the form of PSUs, restricted stock, options, SARs or cash awards.

The per share exercise price of an option or SAR cannot be less than the fair market value per share of the common stock on the date of grant. Options and SARs must have fixed terms no longer than 10 years. Options may be granted as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) or nonqualified stock options. Options may not include provisions that “reload” the option upon exercise.

Repricing and Exchanges

Repricing of options and SARs and the cancellation of options and SARs in exchange for cash or other awards or options or SARs having a lower exercise price is prohibited under the Incentive Plan without approval of our stockholders.

Vesting Limitations

Any restricted stock, RSU, option, or SAR that is not a performance award generally must have a minimum vesting period of three years. Any performance award generally must have a performance period of not less than three years. Earlier vesting of awards may occur in the events of death, disability, change in control, retirement, involuntary termination without cause or voluntary termination for good reason and to the extent provided for in an employee’s employment agreement that was effective prior to the effective date of the Incentive Plan. Vesting of options, SARs, restricted stock, RSUs, and PSUs may occur incrementally over the three-year restricted period or three-year performance period, as applicable. We may, however, issue up to 729,150 shares that are not subject to the minimum restricted period or performance period (as amended by the proposed amendment).

Shares Reserved

The Incentive Plan, as amended by the proposed amendment, would provide that the number of shares of common stock as to which awards may be granted is (1) 14,583,000 shares, plus (2) the number of shares subject to converted awards previously granted to current and former employees of CSC prior to the Separation (“Spinoff Awards”) and converted stock options previously granted to former employees of SRA International, Inc. (“SRA”) prior to our merger with SRA (“SRA Rollover Options”). This is referred to as the “Maximum Share Limit.” Under the terms of the Incentive Plan as amended by the proposed amendment, there will no longer be separate Option/SAR and Full Value Award Limits, and instead all remaining shares may be used for all types of awards up to the Maximum Share Limit.

Effective for awards granted prior to the date of the Annual Meeting, each option and SAR granted under the Incentive Plan (excluding Spinoff Awards and SRA Rollover Options) reduced the Maximum Share Limit by one share; and each full-value award granted reduced the Maximum Share Limit by two shares. Assuming that stockholders approve the amendments to the Incentive Plan, effective for awards granted on or after the date of the Annual Meeting, each award (regardless of type) will reduce the Maximum Share Limit by one share. Awards that by their terms may only be settled in cash do not reduce the maximum share limit under the Incentive Plan.

If an award (other than a Spinoff Award or SRA Rollover Option) expires or is terminated, canceled, or forfeited, the shares of common stock associated with the expired, terminated, canceled, or forfeited award will again be available for awards under the Incentive Plan. In the case of a full-value award granted prior to the date of the Annual Meeting that expires, terminates, is canceled, or is forfeited, the Maximum Share Limit will be increased by two shares of common stock. In the case of an option or SAR granted prior to the date of the Annual Meeting that expires, terminates, is canceled, or is forfeited, the Maximum Share Limit will be increased by one share of common stock. In the case of an award (regardless of type) that is granted on or after the date of the Annual Meeting that expires, terminates, is canceled, or is forfeited, the Maximum Share Limit will be increased by one share of common stock. The following shares of common stock, however, will not become available again for issuance under the Incentive Plan:

•	shares of common stock that are tendered by a participant or withheld as full or partial payment of minimum withholding taxes or as payment for the exercise price of an award;

•
shares of common stock reserved for issuance upon grant of a SAR, to the extent the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon exercise or settlement of such SAR; and

•	shares of common stock subject to a Spinoff Award or SRA Rollover Option.

If cash is issued in lieu of shares of common stock pursuant to an award, the shares will not become available for issuance under the Incentive Plan.

Award Limits

Under the Incentive Plan, no employee may be granted, in any fiscal year: options or SARs that are exercisable for more than 1,000,000 shares of common stock; stock awards covering more than 1,000,000 shares of common stock; or cash awards or RSUs that may be settled solely in cash having a value greater than $10,000,000.

Adjustments

The Incentive Plan provides for appropriate adjustments in the number of shares of common stock subject to awards and available for future awards, the exercise price or other price of outstanding awards, as well as the maximum award limits under the Incentive Plan, in the event of changes in our outstanding common stock by reason of a merger, stock split, reorganization, recapitalization, or similar events.

Award Agreements

Each award granted under the Incentive Plan will be evidenced by an agreement that contains additional terms and conditions not inconsistent with the Incentive Plan as may be determined by the Compensation Committee in its sole discretion. These terms and conditions may include, among other things, the date of grant, the number of shares covered by the award or the cash amount of the award, the purchase or exercise price per share, the treatment upon a termination of employment of a participant, the means of payment for the shares, the purchase or exercise period, and the terms and conditions of purchase or exercise, if applicable. No awards will provide any right to continued employment.

Dividends

The Compensation Committee may include provisions in stock awards for the payment or crediting of dividends or dividend equivalents upon vesting of the award. No dividends or dividend equivalents will be paid on unvested stock, RSU awards, or PSU awards prior to vesting, and no dividends or dividend equivalents will be paid on options or SARs.

Performance Awards

Any award available under the Incentive Plan may be structured as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Section 162(m) will be based on achievement of goals and will be subject to terms, conditions, and restrictions as the Compensation Committee determines.

Performance awards granted under the Incentive Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) will be paid, vested, or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Compensation Committee. One or more of these goals may apply to the employee, one or more of our business units, divisions or sectors, or our entire company, and if so desired by the Compensation Committee, by comparison with a peer group of companies including by direct reference to peers, by reference to an index, or by a similar mechanism. Performance awards may be based on any one or more of the following measures:

• contract awards • revenue • overhead • operating income margin • earnings per share • book value per share • return on stockholders’ equity • stock price • return on assets • backlog
• sales
• other expense management
• earnings (including net earnings, EBT, EBIT and EBITDA)
• cash flow
• improvement in capital structure
• return on investment
• total contract value
• total stockholder return
• client satisfaction • market share • days’ sales outstanding • operating income • earnings margin • working capital • credit rating • cash flow return on investment • economic profit • annual contract value

The Compensation Committee may provide in any particular performance award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period:

•	asset write-downs,

•	litigation or claim judgments or settlements,

•	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results,

•	any reorganization and restructuring programs,

•
unusual or infrequent items as described in applicable accounting guidance or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year,

•	acquisitions or divestitures,

•	foreign exchange gains and losses, and

•	settlement of hedging activities.

Awards that are intended to qualify as qualified performance-based awards may not be adjusted upward. The Compensation Committee may retain the discretion to adjust any performance awards downward, either on a formula or discretionary basis or any combination, as the Compensation Committee determines.

Change in Control

Unless (1) an award agreement provides otherwise or (2) the agreement effectuating a change in control provides for the assumption or substitution of awards, upon the date of a change in control:

•	all outstanding options that have not vested in full shall be fully vested and exercisable;

•	all restrictions applicable to outstanding restricted stock will lapse in full;

•	all outstanding RSUs that have not vested in full will be fully vested; and

•
all performance awards will be considered earned and payable at their target value and prorated (if the change in control occurs during the performance period), and will be immediately paid or settled.

Assignability and Transfer

Generally, no award under the Incentive Plan will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction.

Award Termination; Forfeiture; Disgorgement

The Compensation Committee will have full power and authority to determine whether, to what extent, and under what circumstances any award will be terminated, or forfeited or the participant should be required to disgorge the gains attributable to the award. In addition, awards will be subject to any recoupment or clawback policy adopted by, or applicable to, us.

Duration; Plan Amendments

The Incentive Plan, as amended, has a term of 10 years from its effective date (which is the date that our sole stockholder approved the Incentive Plan prior to the Separation). The Board may at any time amend, modify, suspend or terminate the Incentive Plan (and the Compensation Committee may amend or modify an award agreement) but in doing so cannot adversely affect any outstanding award without the participant’s written consent or make any amendment to the Incentive Plan without stockholder approval, if stockholder approval is otherwise required by applicable legal requirements.

Material Federal Income Tax Consequences of Awards Under the Incentive Plan

The following summary is based on current interpretations of existing U.S. federal income tax laws. The discussion below does not purport to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which a participant’s income or gain may be taxable.

Stock Options

Some of the options issuable under the Incentive Plan may constitute incentive stock options, while other options granted under the Incentive Plan may be non-qualified stock options. The Internal Revenue Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes, and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is an adjustment in computing alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of shares of common stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year of the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of common stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to us on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding periods expire); however, on exercise of a nonqualified stock option, we generally are entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.

Stock Appreciation Rights

The amount of any cash or the fair market value of any shares of common stock received by the holder on the exercise of SARs in excess of the exercise price will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Restricted Stock

Generally, a grant of shares of common stock under the Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to us at the time of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Internal Revenue Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the participant makes the election pursuant to Internal Revenue Code Section 83(b) within 30 days after the date of grant. In any case, we will receive a deduction for federal income tax purposes equal to the amount of compensation included in the participant’s income in the year in which that amount is so included.

Restricted Stock Units

A grant of a right to receive shares of common stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. We will be entitled to a corresponding deduction at that time for the amount included in the participant’s income.

Performance Units

The amount of any cash or the fair market value of any shares of common stock received by the holder on the settlement of performance units under the Incentive Plan will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount in the year in which that amount is included.

Cash Awards

Cash awards under the Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and we will have a corresponding deduction for federal income tax purposes.

Basis; Gain

A participant’s tax basis in vested shares of common stock purchased under the Incentive Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares generally begins on the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Certain Tax Code Limitations on Deductibility

In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the Incentive Plan could also be limited by Internal Revenue Code Section 280G, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible.

The ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the material terms of the performance goals under the Incentive Plan by our stockholders will satisfy the stockholder approval requirement for the qualified performance-based exception and we will be able to comply with the requirements of the Internal Revenue Code and Treasury Regulation Section 1.162-27 as they relate to the grant and payment of certain qualified performance-based awards (including options and SARs) under the Incentive Plan so as to be eligible for the qualified performance-based exception. In some cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception.

Internal Revenue Code Section 409A

Internal Revenue Code Section 409A generally provides that deferred compensation subject to Internal Revenue Code Section 409A that does not meet the requirements for an exemption from Internal Revenue Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (1) the timing of payment; (2) the election of deferrals; and (3) restrictions on the acceleration of payment. Failure to comply with Internal

Revenue Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty at the federal level (and possibly penalties at the state level) on the participant of the deferred amounts included in the participant’s income.

Benefits Granted Under the Incentive Plan

The number and type of awards that will be granted under the Incentive Plan are not determinable at this time as the Compensation Committee or the Board, as applicable, will make these determinations in their sole discretion. However, the number of shares subject to option and RSU awards granted under the Incentive Plan during fiscal year 2017 to each of our NEOs is set forth in the “Fiscal Year 2017 Grants of Plan-Based Awards” table below. In addition, during fiscal year 2017, all current executive officers as a group were granted 601,023 stock options and 476,272 RSUs and PSUs under the Incentive Plan, and all non-executive officer employees as a group were granted 412,095 stock options and 152,360 RSUs and PSUs under the Incentive Plan. Non-employee directors are not eligible to participate in the Incentive Plan.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued under our equity compensation plans as of March 31, 2017. This information does not give effect to the proposed amendments to the Incentive Plan set forth under Proposal 4. See “Note 17—Share-Based Incentive Compensation Plans” to the Consolidated and Combined Financial Statements included in the 2017 Annual Report for information regarding the material features of these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	1,996,898	[1]	$24.29	8,279,207	[2]
Equity compensation plans not approved by security holders	0		0	0
Total	1,996,898			8,279,207
__________________________________________

1.	In addition to the outstanding options in the table above, there are outstanding RSUs and PSUs issued under the equity compensation plans which would require 857,914 shares to be issued upon payment.

2.
Includes 7,663,307 shares available for future issuance under the Incentive Plan and 615,900 shares available for future issuance under the 2015 Non-Employee Director Incentive Plan. Of the shares available for issuance under the Incentive Plan, 7,663,307 shares are available for future grant as stock options or SARs with each option or SAR granted counted as one share against the available shares under such plan; or, assuming no options or SARs are granted, 3,831,653 shares are available for future awards of restricted stock or RSUs, after giving effect to the requirement set forth in the plan that a grant of one share of restricted stock or one RSU be counted as two shares against the available shares under such plan.

C. CORPORATE GOVERNANCE

CSRA is committed to maintaining high standards of corporate governance, which we believe is essential for sustained success and long-term stockholder value. In light of this goal, the Board oversees, counsels and directs management in the long-term interests of CSRA and our stockholders. The Board’s responsibilities include, but are not limited to:

•	overseeing the management of our business and the assessment of our business risks;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions; and

•	overseeing our talent management and succession planning.

The Board discharges its responsibilities through regularly scheduled meetings as well as telephonic meetings, action by written consent and other communications with management as appropriate. CSRA expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of CSRA’s stockholders at which they are standing for election or re-election as directors. During fiscal year 2017, the Board held nine meetings. During fiscal year 2017, the Audit Committee held nine meetings, the Compensation Committee held eight meetings, the Nominating/Corporate Governance Committee held five meetings and the Executive Committee held 14 meetings. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal year 2017.
Governance is a continuing focus at CSRA, starting with the Board and extending to all employees. We solicit feedback from our stockholders on governance and executive compensation practices and engage in discussions with various groups and individuals on governance issues and improvements. In this section, we describe some of our key governance policies and practices.
THE BOARD
Corporate Governance Guidelines

The Board adheres to governance principles designed to promote excellence in the execution of its duties, and reviews CSRA’s governance policies and practices regularly. These principles are outlined in CSRA’s Corporate Governance Guidelines, which, in conjunction with our Amended and Restated Articles of Incorporation, Bylaws, Code of Business Conduct (“Code of Conduct”), Board committee charters, and related policies, form the framework for the governance of CSRA.

The full text of our Corporate Governance Guidelines, the charters for each of our Board committees, and our Code of Conduct are available on our Website, www.csra.com, under “Corporate Governance.” These materials are also available in print to any person, without charge, upon request, by calling 1.703.641.2267, by emailing: Investors@CSRA.com, or by writing to:

CSRA Investor Relations
3170 Fairview Park Drive
Falls Church, Virginia 22042

Board Leadership Structure

Board Leadership Structure:

•    Separate non-executive Chair and CEO roles
•    Strong committee Chairs
•    Active engagement by all directors
•    Nine of eleven directors independent

The Board believes that this structure provides effective oversight of management.

Our directors have determined that it is in the best interests of the stockholders of CSRA to separate the roles of Chairman and CEO. Our Board believes that a non-executive Chair who knows and understands our business gives our Board a strong leadership and corporate governance structure. In addition, separating the roles of Chairman and CEO creates clear and unambiguous lines of authority. This strong counterbalancing structure allows the Board to focus on corporate governance and oversight and the CEO to focus on CSRA’s business.
Our non-executive Chair has the following duties and responsibilities, as detailed in the Board’s Corporate Governance Guidelines:

•	preside at annual and special meetings of the stockholders;

•	preside at Board meetings;

•	preside over executive sessions of independent directors;

•	organize and present the agenda for regular and special Board meetings in consultation with the Chief Executive Officer and other directors;

•
serve as a focal point for management to inform the Board, ensuring the proper flow of information to the Board by maintaining close contact with and supervision of the Chief Executive Officer and other members of senior management, including ongoing monitoring of the performance of the Company against strategic, operational and other objectives set by the Board;

•	lead Board reviews of the performance of the Chief Executive Officer and other key senior managers;

•	work with the Nominating and Governance Committee to develop guidelines for the conduct of directors and to advise in making recommendations to the Board regarding director candidates;

•	work with the Nominating and Governance Committee to determine standing and ad hoc committees, committee structure and charters, committee assignments and committee chairpersons;

•	chair the Executive Committee;

•	attend committee meetings of each standing committee of the Board as deemed appropriate;

•	assist in representing the Company to external groups, including customers, vendors, stockholders, as well as governmental and non-governmental bodies; and

•	recommend outside advisors and consultants that report to the Board on Board-wide issues.
Our non-executive chair also calls and presides at meetings of the non-employee directors (executive sessions) as appropriate. CSRA’s governance processes include such executive sessions after Board meetings, annual evaluations of the CEO’s performance, succession planning, annual Board and committee self-assessments, and other governance processes contained in our Corporate Governance Guidelines and the Board committee charters.

Director Independence

Independent Directors. The Board assesses the independence of our directors and examines the nature and extent of any relationships between CSRA and our directors, their families and their affiliates. The Corporate Governance Guidelines provide that a director is “independent” if he or she satisfies the NYSE requirements for director independence and the Board affirmatively determines that the director has no material relationship with CSRA (either directly, or as a partner, stockholder or officer of an organization that has a relationship with CSRA). In fiscal year 2017, the Board determined that nine of our directors—Sanju K. Bansal, Michèle A. Flournoy, Mark A. Frantz, Nancy Killefer, Craig L. Martin, Sean O’Keefe, Michael E. Ventling, Billie I. Williamson, and John F. Young—are independent.

Non-Management Director Meetings. The non-management directors meet in executive session after the conclusion of each regularly scheduled Board meeting, and meet at such additional times as they may determine.

Committee Independence Requirements. All members serving on the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent or otherwise be eligible to be a committee member under Section 303A of the NYSE Listed Company Manual. In addition, each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and each Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to compensation committees, be a “non-employee director” pursuant to the Exchange Act and an “outside director” for purposes of Section 162(m).
Oversight of Risk Management

We believe our Board leadership structure supports a risk-management process in which senior management is responsible for our day-to-day risk-management processes and the Board provides oversight of our risk management. As part of its oversight responsibility, the Board oversees and maintains CSRA’s governance and compliance processes and procedures to promote high standards of responsibility, ethics, and integrity.

Management Role. In order for CSRA to identify and mitigate CSRA’s risk exposures, our Internal Audit function facilitates an Enterprise Risk Management (ERM) review to (1) identify risks in the strategic, operational, financial reporting and compliance domains, for CSRA as a whole, as well as for each operating unit, and (2) evaluate the effectiveness of existing mitigation strategies. Internal Audit reports to the Chief Financial Officer (CFO), and the Audit Committee and coordinates and reviews assessments of internal processes and controls for ongoing compliance with internal policies and controls. Internal Audit periodically reports potential areas of risk to the Board and its committees.

Board Role. The Board has overall responsibility for oversight of risk and assesses our strategic and operational risks throughout the year on an ongoing basis. Members of senior management regularly report on the opportunities and risks faced by CSRA in the markets in which CSRA conducts business.

Committee Role. In fulfilling its oversight role, the Board delegates certain risk management oversight responsibility to the Board’s committees. The committees meet regularly and report any significant issues and recommendations discussed during the committee meetings to the Board. Specifically, each committee fulfills the following oversight roles:

•
The Audit Committee oversees risks related to accounting, financial reporting processes and internal controls of CSRA. The Audit Committee also reviews CSRA’s policies and practices with respect to risk assessment and risk management. As a part of its review, the Audit Committee and management discuss CSRA’s major risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee then reports the results of its review to the Board.

•
The Compensation Committee monitors the risks associated with succession planning and leadership development as well as compensation plans, including evaluating the effect that CSRA’s compensation plans may have on decision making.

•
The Nominating/Corporate Governance Committee monitors the risks related to CSRA’s governance structure and process. The Nominating/Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating/Corporate Governance Committee is also responsible for overseeing an annual self-evaluation process for the Board and each of its committees designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our annual Board evaluation.

Compensation and Risk

During fiscal year 2017, CSRA management reviewed its executive and non-executive compensation programs and determined that none of its compensation programs encourages or creates unnecessary risk taking, and none is reasonably likely to have a material adverse effect on CSRA. In conducting this assessment, CSRA inventoried its executive and non-executive plans and programs and analyzed the components and design features of these programs in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee, the Audit Committee, and the Board. Overall, CSRA concluded that (1) CSRA’s executive compensation programs provide a mix of awards with performance criteria and design features that mitigate excessive risk taking; (2) non-executive employee (non-sales) arrangements are primarily fixed compensation (salary and benefits) with limited incentive opportunity and do not encourage excessive risk taking; and (3) sales force incentive compensation plans moderate risk by using metrics that focus on driving sales growth, but not at the expense of profitability. CSRA also considered its robust executive stock ownership guidelines, clawback provisions and anti-hedging policy as risk mitigating features of its executive compensation program.
Talent Management and Succession Planning

CSRA’s Compensation Committee and Board engage annually in a review of succession plans. The annual review focuses on emerging talent and key positions at the executive officer and operating unit leadership level that are important to the execution of CSRA’s strategic priorities and are critical to achieving CSRA’s business goals. The Compensation Committee is also updated on issues relating to the overall workforce such as diversity, health and welfare benefits, performance management, turnover, attrition, and engagement.
Director Education

The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board expects that directors will attend continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally offered programs.
Code of Ethics and Standards of Conduct

CSRA is committed to high standards of ethical conduct and professionalism. CSRA’s Code of Conduct, which applies to all CSRA directors, officers, and employees, confirms our commitment to ethical behavior in all CSRA activities. The Code of Conduct sets forth our policies and expectations on such topics as confidentiality, insider trading, conflicts of interest, protection of CSRA and customer property, and creating a proper and professional work environment. We expect everyone associated with our Company–including our directors, officers, employees, suppliers, and other third-parties with whom we do business–to operate ethically and to lead with integrity. CSRA’s Ethics and Compliance Office (“ECO”) maintains a toll-free and Internet-based helpline–the CSRA OpenLine–that employees can use to communicate any ethics-related concerns. The ECO reviews and investigates all concerns. CSRA also provides training for all employees on ethics and compliance issues.

In fiscal year 2017, there were no waivers of any provisions of the Code of Conduct for the CEO, CFO, or Controller. If CSRA were to amend or waive any provision of the Code of Conduct applicable to our CEO, CFO, and Controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K, CSRA intends to disclose these actions on the CSRA website.
Board Diversity

The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous diverse factors including independence, experience, age and gender, and ethnic diversity. In addition, the Nominating/Corporate Governance Committee seeks to maintain a mix of individuals who possess experience in the sectors in which CSRA operates, such as technology, government service, and public policy, as well as those having backgrounds as executives in operations, finance, accounting, marketing, and sales. The Nominating/Corporate Governance Committee deems these practices to be effective.

Mandatory Retirement and Resignation of Directors

Under our Bylaws, a director must retire by the close of the first annual meeting of stockholders held after he or she reaches age 72, unless the Board determines that it is in the best interests of CSRA and its stockholders for the director to continue to serve until the close of a subsequent annual meeting.

Under the Corporate Governance Guidelines, the CEO must offer to resign from the Board when he or she ceases to be a CSRA employee.
Communicating with the Board or the Chair

Stockholders and other interested parties may communicate with the Board, individual directors, the directors as a group, or with the non-executive Chairman by writing in care of the Corporate Secretary, CSRA Inc., 3170 Fairview Park Drive, Falls Church, Virginia 22042. The Corporate Secretary reviews all submissions and forwards to members of the Board all appropriate communications that in his judgment are not offensive or otherwise objectionable and do not constitute commercial solicitations.

COMMITTEES OF THE BOARD

As of the date of this Proxy Statement, the Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Executive Committee.

Each director serving on the Audit Committee, Compensation Committee, or Nominating/Corporate Governance Committee must be independent. In addition:

•
Each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three public companies unless the Board determines that such simultaneous service would not impair the member’s ability to serve effectively on the Audit Committee.

•
The Board has determined that each current member of the Audit Committee qualifies as an “audit committee financial expert” for purposes of the rules of the SEC, and each member of the Audit Committee is financially literate.

•
Each Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and SEC relating to compensation committees, be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act, and be an “outside director” for purposes of Section 162(m). The Board has determined that each committee member satisfies all applicable requirements for membership on that committee.

•	The majority of the members of the Executive Committee is independent.

•	The current committee membership, the number of meetings from April 2, 2016 through March 31, 2017, and the function of each of the standing committees are described below.
Audit Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal Year 2017 Meetings
Audit	Billie I. Williamson (Chair) Michael E. Ventling John F. Young
• Oversees financial reporting, accounting, control and compliance matters
• Appoints and evaluates the independent auditor
• Reviews with the internal and independent auditors the scope, results and adequacy of their audits and effectiveness of internal controls
• Reviews enterprise risk management plans and status reports, including those related to cyber security and fraud deterrence
• Reviews material financial disclosures
• Pre-approves all audit and permitted non-audit services
• Annually reviews CSRA’s compliance programs and receives regular updates about compliance matters
• Annually reviews CSRA’s disclosure controls and procedures
• Reviews and makes recommendations to the Board about related-person transactions
Nine

Anyone with questions or complaints regarding accounting, internal accounting controls, or auditing matters may communicate them to the ECO by calling CSRA’s Open Line available at 1.855.673.1089 or by submitting a question or complaint to www.csra.ethicspoint.com. Calls may be confidential or anonymous. ECO and the Head of Internal Audit will jointly investigate all such questions and complaints and will brief the Audit Committee on each matter. The Audit Committee may direct special treatment, including the retention of outside advisors, for any matter. The Code of Conduct prohibits retaliation against CSRA employees for any report or communication made in good faith through CSRA’s Open Line.
Compensation Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal Year 2017 Meetings
Compensation	Sean O’Keefe (Chair) Mark A. Frantz Craig L. Martin
• Approves and recommends full Board approval of the CEO’s compensation based upon an evaluation of the CEO’s performance by the non-management directors
• Reviews and approves senior management’s compensation
• Administers incentive and equity compensation plans and, in consultation with senior management, approves compensation policies
• Reviews executive compensation disclosures and the annual compensation risk assessment
Eight

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during fiscal year 2017, or at any other time, one of our officers or employees. No executive officer of CSRA served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee or Board.
Nominating/Corporate Governance Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal Year 2017 Meetings
Nominating/Corporate Governance	Michèle A. Flournoy (Chair) Sanju K. Bansal Craig L. Martin Michael E. Ventling
• Monitors the Board’s size, structure and operations
• Sets criteria for Board membership
• Searches for and screens candidates to fill Board vacancies and recommends candidates for election
• Evaluates director and Board performance and assesses Board composition
• Evaluates the Company’s corporate governance process
• Recommends to the Board whether to accept the resignation of incumbent directors who fail to be re-elected in uncontested elections
Five

Executive Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal Year 2017 Meetings
Executive	Nancy Killefer (Chair) Sean O’Keefe Lawrence B. Prior III Billie I. Williamson	• Supervises and assists the CEO in making decisions on how best to progress the strategy set by the Board between Board meetings. • Assists in time sensitive decision making to achieve strategic objectives set by the Board.	14

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors. The Board has determined that each member is financially literate, and each of the members is designated as a “financial expert” as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on CSRA’s website at www.csra.com. The Audit Committee annually reviews its written charter and workplan. The Audit Committee has determined that its charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of CSRA. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing CSRA’s accounting, auditing and financial reporting processes, internal controls, financial risk exposures, and for monitoring compliance with certain regulatory and legal requirements. The Audit Committee regularly reports to the full Board. For a summary of the responsibilities of the Audit Committee, see also “Corporate Governance—Committees of the Board” in this Proxy Statement.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. CSRA management is responsible for the preparation and integrity of CSRA’s financial statements, the financial reporting process, including evaluating the effectiveness of CSRA’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In addition, management has responsibility for the Company’s compliance with legal and regulatory requirements.

CSRA’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of CSRA’s annual consolidated and combined financial statements, expressing an opinion on the conformity of the financial statements with U.S. generally accepted accounting principles, and expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (“PCAOB”).

In the course of fulfilling its responsibilities, the Audit Committee:

•
reviewed and discussed with management and Deloitte CSRA’s quarterly earnings press releases, consolidated and combined financial statements, related periodic reports filed with the SEC and related matters;

•	reviewed and discussed with management, the internal auditor, and Deloitte, as appropriate, the audit scopes and plans of both the internal auditor and Deloitte;

•
inquired about significant business and financial reporting risks, reviewed CSRA’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, including cyber security and fraud deterrence;

•
met in periodic executive sessions with each of management, the internal auditor, and Deloitte, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of CSRA’s financial reporting;

•
met with the CFO and Principal Accounting Officer and other members of management, separately and as a group, to discuss various financial matters and the Company’s systems of internal control over financial reporting;

•	received reports about the receipt, retention, and treatment of financial reporting and other compliance concerns;

•	reviewed and assessed the qualitative aspects of CSRA’s ethics and compliance programs;

•
reviewed with the General Counsel and the Ethics and Compliance Officer legal and regulatory matters that may have a material impact on the consolidated and combined financial statements or internal control over financial reporting;

•
met with the internal auditor and Deloitte to discuss any matters that the internal auditor, Deloitte, or the Audit Committee believed should be discussed privately without members of management present;

•	reviewed and discussed with Deloitte the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16, Communications with Audit Committees;

•
received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and had discussions with Deloitte about its independence; and

•
reviewed and discussed with management and Deloitte CSRA’s audited Consolidated and Combined financial statements and related footnotes for the fiscal year ended March 31, 2017, and the independent auditor’s report on those financial statements.

Based on the reviews and discussions referred to above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board, and the Board approved, that CSRA’s audited Consolidated and Combined financial statements referred to above be included in CSRA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 for filing with the SEC.

The independent auditor reports directly to the Audit Committee, and the Audit Committee is responsible for retaining the independent registered public accounting firm and for pre-approving all audit and permitted non-audit services to be provided by the independent auditor. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent auditor. In determining whether to reappoint Deloitte, the Audit Committee considered various factors, including, but not limited to:

•	the quality and candor of Deloitte’s communication and its interaction with the Audit Committee and management;

•	the sufficiency of resources provided by Deloitte;

•	Deloitte’s knowledge of our business, accounting policies and practices, and internal control over financial reporting;

•Deloitte’s independence and objectivity;

•the performance of Deloitte on the audit;

•the professional qualifications of Deloitte;

•	the appropriateness of Deloitte’s fees, taking into account the size and level of complexity of our organization and the resources necessary to perform the audit; and

•	the advisability and potential impact of selecting a different independent public accounting firm.

As a result of its evaluation, the Audit Committee concluded that Deloitte is independent and that the selection of Deloitte as CSRA’s independent registered public accounting firm for the fiscal year ending March 30, 2018 (“fiscal year 2018”) is in the best interests of CSRA and its stockholders, and recommended to the Board that such appointment be submitted to CSRA’s stockholders for ratification.

This report is provided by the following directors, who compose the Audit Committee:

Billie I. Williamson, Chair
Michael E. Ventling
John F. Young

DIRECTOR COMPENSATION
Mr. Prior, as CEO and an employee director, does not receive any separate compensation for his Board activities. The following table sets forth the annual retainer and attendance fees payable to our non-employee directors.

Fiscal Year 2017 Director Retainers and Fees
Annual Retainer[1]	$90,000
Non-Executive Chair Fee[1]	$80,000
Lead Independent Director Fee[1]	$25,000
Audit Committee Chair Fee[1]	$25,000
Compensation Committee Chair Fee[1]	$20,000
Nominating/Corporate Governance Committee Chair Fee[1]	$15,000
Committee Member Fee[1]	$10,000
Annual Equity Award (all non-employee directors other than Non-Executive Chair)[2]	$160,000
Annual Equity Award (Non-Executive Chair)[2]	$200,000
Additional Meeting Attendance Fee[1,3]	$2,500

1.	Amounts payable in cash may be deferred pursuant to the Deferred Compensation Plan, which is described further below under “Fiscal Year 2017 Nonqualified Deferred Compensation.”

2.	Annual equity awards are made in the form of restricted stock units (RSUs). RSUs vest on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders.

3.
For meetings, special projects, and assignments involving travel, once a director has exceeded (1) an aggregate of eight Board meetings, projects, and assignments or (2) an aggregate of committee meetings, projects, and assignments equal to six times the number of committees on which the director serves.

The following table sets forth for each non-employee director certain information with respect to compensation earned in fiscal year 2017.

Name	Fees Earned[1] or Paid in Cash	Stock Awards[2]	Total
Keith B. Alexander	$93,370	$160,828	$254,198
Sanju K. Bansal	99,726	160,828	260,554
Michèle A. Flournoy	112,918	160,828	273,746
Mark A. Frantz	99,726	160,828	260,554
Nancy Killefer	160,137	199,738	359,875
Craig L. Martin	109,699	223,342	333,041
Sean O'Keefe	127,877	160,828	288,705
Michael E. Ventling	106,164	160,828	266,992
Billie I. Williamson	132,698	160,828	293,526
John F. Young	64,329	160,828	225,157
__________________________________________

1.	Reflects all cash compensation earned during fiscal year 2017, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

2.
Reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation (FASB ASC Topic 718) in connection with the RSUs granted during fiscal year 2017. For a discussion of the assumptions made in the valuation of restricted stock and RSUs, see “Note 1—Basis of Presentation and Summary of Significant Accounting Policies” to the Consolidated and Combined Financial Statements included in the 2017 Annual Report.

Each non-employee director received an annual equity retainer grant of RSUs on August 12, 2016. The number of RSUs granted was determined by dividing the applicable retainer amount ($200,000 for Mrs. Killefer and $160,000 for the other directors) by the closing price of our common stock on August 12, 2016 and rounding the quotient to the nearest 100 sha res. This resulted in grants of 7,700 to Mrs. Killefer and 6,200 to each other director. These RSUs will vest on the date of the Annual Meeting.
Mr. Martin, who joined the board on March 15, 2016, received an additional 2,300 RSUs during fiscal year 2017. These RSUs reflect the prorated portion of his fiscal year 2016 award and vested in August 2016.
The aggregate number of stock awards outstanding for each non-employee director at fiscal year-end were as follows:

Name	Aggregate Stock Awards Outstanding as of March 31, 2017
Keith B. Alexander	6,200
Sanju K. Bansal	6,200
Michèle A. Flournoy	6,200
Mark A. Frantz	6,200
Nancy Killefer	7,700
Craig L. Martin	6,200
Sean O’Keefe	6,200
Michael E. Ventling	6,200
Billie I. Williamson	6,200
John Young	6,200
EQUITY OWNERSHIP GUIDELINES

Under stock ownership guidelines adopted by the Board, Board members other than the CEO are required to hold a number of CSRA shares having a value equal to at least five times the amount of the non-executive director annual cash retainer fee. Non-executive directors are required to accumulate this number of shares over a three-year period. Restricted stock units are taken into account for purposes of determining whether requirements have been met. Stock ownership guidelines for the executive officers, including the CEO, are described under “Executive Compensation–Additional Compensation Policies–Equity Ownership Guidelines.”

D. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP
The following table sets forth the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The amounts and percentages shown below reflect beneficial ownership as of June 9, 2017 as determined in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner[1]	Beneficial Ownership[2]	Percentage of Class
Directors[3] and NEOs:

Keith B. Alexander	10,100	*
Sanju K. Bansal	10,100	*
Michèle A. Flournoy	10,100	*
Mark A. Frantz	10,100	*
William J. Haynes II	45,893	*
David F. Keffer	47,915	*
Nancy Killefer	13,119	*
Craig L. Martin	8,500	*
Paul Nedzbala	12,415	*
Sean O’Keefe	11,619	*
Lawrence B. Prior III	265,730	*
John P. Reing	22,788	*
Michael E. Ventling	10,100	*
Billie I. Williamson	10,300	*
John F. Young	6,200	*

All directors and executive officers as a group (22 persons)	656,888	*	%

Name and Address of Beneficial Owner[1]	Beneficial Ownership[2]		Percentage of Class
Principal Stockholders:

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	17,650,427	[4]	10.8%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	17,562,983	[5]	10.7%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	16,529,060	[6]	10.1%
William Blair Investment Management, LLC 222 W. Adams St. Chicago, IL 60606	9,075,647	[7]	5.5%
__________________________________________
* Less than 1%.

1.	Unless otherwise indicated, the address of each person or group is c/o CSRA Inc., 3170 Fairview Park Drive, Falls Church, Virginia 22042.

2.
With respect to Messrs. Haynes, Keffer, Nedzbala, Prior and Reing and all executive officers and directors of CSRA as a group, includes 33,342; 39,713; 12,010; 189,002; 22,196; and 416,507 shares of common stock, respectively, subject to employee options which were outstanding on June 9, 2017, and currently are exercisable or which are anticipated to become exercisable within 60 days after the date of this Proxy Statement. These shares are deemed to be outstanding in computing the percentage of class.

3.
With respect to each of directors Alexander, Bansal, Flournoy, Frantz, Martin, O'Keefe, Ventling, Williamson, and Young, includes 6,200 unvested RSUs, and with respect to Board Chair Killefer, includes 7,700 RSUs, all which will vest in full on or prior to the date of the Annual Meeting. These shares are deemed to be outstanding in computing the percentage of class.

4.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2017. Based upon information contained in the filing, The Vanguard Group has sole voting power with respect to 197,514 of these shares, shared voting power with respect to 16,919 of these shares, sole dispositive power with respect to 17,443,994 shares and shared dispositive power with respect to 206,433 shares.

5.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2017. Based upon information contained in the filing, T. Rowe Price Associates, Inc. has sole voting power with respect to 4,165,622 of these shares.

6.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by FMR LLC with the SEC on April 7, 2017. Based upon information contained in the filing, Fidelity Investments has sole voting power with respect to 3,025,152 of these shares and sole dispositive power with respect to 16,484,245 shares.

7.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G filed by William Blair Investment Management LLC with the SEC on February 14, 2017. Based upon information contained in the filing, William Blair has sole voting power with respect to 7,072,259 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CSRA directors and executive officers to file with the SEC initial reports of ownership and reports of changes in ownership of CSRA common stock and other equity securities of CSRA. Executive officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of information furnished to us, reports filed through us, and representations that no other reports were required, all of our executive officers and directors filed the reports required under Section 16(a) on a timely basis for the fiscal year ended March 31, 2017, except that Messrs. Deutsch, Luebke, and Prior and Ms. Sullivan filed reports late relating to equity grants that vested in May 2016.

E. CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Policy and Procedures Governing Related-Person Transactions
Our Board has adopted a written policy requiring the approval by the Audit Committee of all transactions in excess of $120,000 between CSRA and any related person. Under this policy, a “related person” is any:

•
person who is or was (since the beginning of the last fiscal year for which CSRA filed a Form 10-K and proxy statement, even if such person does not currently serve in that role) an executive officer, director, or nominee for election as a director of CSRA;

•
any person known by CSRA to be the beneficial owner of more than 5% of any class of CSRA’s voting securities at the time when a transaction in which such person had a direct or indirect material interest occurred or existed; or

•	an immediate family member of either of the foregoing.
An “executive officer” for this purpose is any person subject to the provisions of Section 16 of the Exchange Act. An “immediate family member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of a person.
A transaction includes, but is not limited to, any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements, or relationships. In determining whether to approve an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Audit Committee.
Our Audit Committee has determined certain categories of related-person transactions will be deemed to have been reviewed in advance and pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, including transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person’s only relationship is as a director or beneficial holder of less than 10% of the other company’s equity interests.
Our Board has delegated to the Chair of the Audit Committee or, if the Chair of the Audit Committee is not independent, the Chair of the Board (and if the Chair of the Board is not independent, the lead independent director), the authority to pre-approve or ratify, any related-person transaction, in which the aggregate amount involved is expected to be equal to or less than $1,000,000.
There were no material related party transactions during fiscal year 2017 and no transactions were considered or reviewed in connection with this policy.

F. EXECUTIVE COMPENSATION
Compensation Committee Report

The Compensation Discussion and Analysis (“CD&A”) set forth below provides key information related to our executive compensation programs and policies for fiscal year 2017. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Sean O’Keefe, Chair
Mark Frantz
Craig L. Martin
Compensation Discussion and Analysis

The CD&A focuses on the compensation decisions for our named executive officers (“NEOs”) for fiscal year 2017:

Name	Title
Lawrence B. Prior III	President and Chief Executive Officer
David F. Keffer	Executive Vice President and Chief Financial Officer
William J. Haynes II	Executive Vice President, General Counsel and Secretary
John P. Reing	Executive Vice President, Chief Human Resources Officer
Paul Nedzbala	Executive Vice President, Health & Civil Group

Executive Summary

Our 2017 Performance

In fiscal year 2017, we built a strong foundation for the future through robust business development success, differentiated technical offerings, and strong financial management. We ended the year on a high note with fourth quarter bookings of $1.3B which positions us well for fiscal year 2018.

Key business highlights for fiscal year 2017 include the following:

•	Achieved remarkable performance in bookings with $6.9B in Total Contract Value, 109% of our goal, and a 34% win rate on new awards.

•	Robust book-to-bill ratio of 1.4x for the trailing twelve months, building the foundation for future growth.

•	Revenue: $4.993 billion. Achieved 94% of our goal.

•	Delivered strong operating cash flow of $488M and Free Cash Flow* of $328M. Achieved 97% of our goal.

•	Diluted EPS: $1.84 (GAAP) and $1.91 (Adjusted)*, reflecting strong profitability.

•	Adjusted diluted EPS* up 10% from fiscal year 2016.

•	Significantly paid down debt, positioning us for future growth.

•	Negotiated favorable IP matters agreement with CSC, positively impacting future earnings and cash flow.

*See Appendix A for discussion and reconciliations to GAAP measures.

Compensation Overview

As a relatively new publicly traded company, we have tailored our Executive Compensation program to align with the market and industry. We have a “pay for performance” philosophy designed to attract and retain critical executive talent and to provide our executives with the appropriate incentives to manage the Company in our stockholders’ interests.

We conduct a benchmarking analysis each year to determine competitive base salaries, annual cash incentives, and long-term incentive opportunities. Our program also includes post-employment, severance, and perquisite benefit programs.

The Compensation Committee will continue to review and monitor our executive compensation programs and may make adjustments it deems appropriate to ensure that the programs provide our executives with an appropriate mix of market-competitive compensation opportunities.

Each year, at the Company’s annual meeting, stockholders have the opportunity to cast an advisory vote to approve our executive compensation program. This vote is commonly referred to as a “say-on-pay” vote. Our Compensation Committee considers the outcome of the stockholder advisory vote when making decisions related to the compensation of our NEOs and our executive compensation program design, structure and policies.

At our 2016 annual meeting, the favorable voting result on our executive compensation program was 95.1%.  This voting result suggests strong stockholder support for the philosophy, design and structure of our executive compensation program. Nevertheless, as noted below under the heading "Fiscal Year 2018 Long-Term Incentive Compensation," the Compensation Committee approved several changes to the Long-Term Incentive Compensation program for fiscal year 2018 to enhance the competitiveness of the plan and respond to certain concerns raised by external proxy advisors.  The Committee will continue to consider the results of the shareholders’ advisory votes on executive compensation when making decisions about our executive compensation program.

Compensation Governance

Our compensation programs incorporate best practices that we believe support our pay for performance philosophy while mitigating risk and aligning our executives’ interests with the interests of our stockholders.

Best Practices in Our Programs…

•	Pay for performance with the majority of executive pay being at risk

•	A market-based approach for determining NEO target pay

•	Annual peer group review

•	Clawback policy on all variable pay

•	Double-trigger provisions for change in control

•	Stock ownership guidelines

•	Independent compensation consultant reporting directly to the Compensation Committee
Not Included in Our Programs…

•	Option backdating or the ability to cash out or reprice underwater options

•	Gross-ups

•	Automatic acceleration of unvested incentive awards in the event of termination

•	Individual change in control agreements

•	Excessive perquisites for executive officers that are not available to other employees.

CEO Compensation Overview

In December 2016, the Committee entered into a 3-year employment agreement with Mr. Prior.  In connection with entering into this agreement, and after consideration of market data provided by the Committee’s independent consultant, the Committee set Mr. Prior’s base salary at $950,000 and his target annual incentive opportunity at 125% of base salary.  In addition, the Committee awarded Mr. Prior a restricted stock unit award valued at $2,250,000 at the time of grant.  The RSU award will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.  The purpose of this award was to provide Mr. Prior with a meaningful stake in our Company and to foster his long-term retention and alignment of interests with those of our stockholders.
Fiscal Year 2017 Compensation
Total Direct Compensation
The following chart summarizes the characteristics and primary purpose of each element of our executive compensation program. The first three of these elements collectively compose “Total Direct Compensation”. The “target” Total Direct Compensation for each NEO consists of each executive’s annual base salary, target annual cash incentive opportunity, and target long-term incentive opportunity.

Compensation Element	Characteristics	Primary Purpose
Elements of Total Direct Compensation:
Base Salary	Annual fixed cash compensation.	Provide a fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Annual Cash Incentives	Annual variable cash compensation determined by Company financial performance, attainment of strategic goals, and individual performance.	Motivate and reward the achievement of annual financial and other operating goals and individual performance that drive stockholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of stock options and Performance Share Units.	Motivate and reward profitable growth and increase in share price over time and align with our stockholders’ interests. Align pay with performance over multi-year overlapping performance cycles.
Other Compensation Elements:
Post-Employment Benefits	Retirement and deferred compensation plans.	Offer competitive retirement compensation designed to attract and retain mid- and late-career senior executives.
Severance/Change-in-Control	Contingent short-term compensation.	Provide assurance of short-term compensation continuity to allow executives to remain focused on stockholder interests in a dynamic environment.
Perquisites and Benefits	Limited perquisites and health and welfare benefits.	Provide benefits consistent with competitive practice and enhance executive work efficiency.
The Compensation Committee makes decisions regarding each element of Total Direct Compensation. Since our focus is on performance, the Compensation Committee does not consider aggregate amounts earned or benefits accumulated by an executive from prior CSRA service as a significant factor in making compensation decisions. To assess the competitiveness of the Total Direct Compensation opportunity and each of its elements for our NEOs, these elements are compared to the market median for similarly situated executives in companies against which we compete for executive talent. Please see “Compensation Framework – Review of Market Compensation Data” below for a discussion of our peer group and other data used to assess the competitive market.
The market competitiveness of our pay opportunities is just one factor that the Compensation Committee reviews when evaluating our executive compensation programs. Additional factors may include the Company’s performance (including its strategy and management’s performance in executing that strategy) and individual factors such as the NEO’s level of responsibility, experience, succession potential and individual performance.
Base Salary
General. Base salary is the only fixed component of our NEOs’ compensation and constitutes less than half of each NEO’s Total Direct Compensation. Base salary is determined based on the level of responsibility assumed by an executive, experience, performance, and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession potential, Company merit pay budgets, and market trends. At the beginning of each fiscal year, the Compensation Committee reviews the base salary for each NEO and determines any base salary adjustments. The Compensation Committee also considers how base salary adjustments affect annual cash incentive opportunities and target long-term incentive grant values, which are established as a percentage of base salary. The Compensation Committee exercises a slight bias towards a heavier weight on incentive compensation as a percentage of competitive target total compensation.
Fiscal Year 2017 Base Salary Increases. Following Board review and approval, Mr. Keffer’s annual base salary was increased from $425,000 to $525,000, effective May 16, 2016, to better align his annual base salary with that of other CFO positions in our Peer Group. In addition, the Board approved an increase in Mr. Prior’s annual base salary from $825,000 to $950,000 effective December 24, 2016 in connection with the execution of his employment contract.
Fiscal Year 2017 Base Salary Table
The following table presents the fiscal year 2017 annualized base salaries as of fiscal year-end for each of our NEOs, and the percentage that this base salary represents in target Total Direct Compensation.

Named Executive Officer	Annualized Fiscal Year 2017 Base Salary	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	$950,000	14%
David F. Keffer	525,000	25%
William J. Haynes II	550,000	24%
John P. Reing	375,000	29%
Paul Nedzbala	400,000	33%
Annual Cash Incentives
Each of our NEOs participated in the Executive Incentive Compensation Plan (the “EICP”) during fiscal year 2017. The EICP is an annual cash incentive plan, which is designed to take into account a variety of factors, including Company financial performance, the NEO’s contribution to the achievement of the Company’s strategic goals, the NEO’s individual performance, and client satisfaction. Therefore, EICP awards are directly linked to Company and individual performance.
Target EICP Awards. The Compensation Committee establishes a target award percentage for each NEO who participates in the EICP. The target award value is equal to the target award percentage multiplied by the NEO’s base salary. Each NEO’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution.
Fiscal Year 2017 Target EICP Award Table. The table below reflects the fiscal year 2017 target award percentage, the corresponding target award value, and the target award value as a percentage of target Total Direct Compensation, in each case, as of fiscal year-end.

Named Executive Officer	Target EICP Percentage	Target EICP Value	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	125%	$1,187,500	17%
David F. Keffer	100%	525,000	25%
William J. Haynes II	100%	550,000	24%
John P. Reing	100%	375,000	29%
Paul Nedzbala	100%	400,000	33%
How the EICP Works. EICP awards are earned based on performance relative to targeted financial goals and strategic objectives. Awards are subject to further discretionary modifications for individual performance. For fiscal year 2017 EICP awards, the financial goals were weighted 90% and the strategic objectives were weighted 10%.
For each financial performance measure, the Compensation Committee establishes a threshold, target and stretch goal. Performance at the threshold level generally corresponds to a 90% achievement percentage, performance at the target level corresponds to a 100% achievement percentage, and performance at or above the stretch level corresponds to a 110% achievement percentage. Achievement percentages are interpolated on a straight-line basis for performance between these performance levels. The maximum achievement percentage, with respect to any measure, is 110%, and, in general, there is no payout, with respect to any measure, for performance below the threshold level.
In order to emphasize profitability, the Company must achieve at least 90% of its Adjusted EBITDA target before any funding is available. The weighted financial performance measure is determined by calculating the percentage of the financial goal achieved by their respective weightings. The Compensation Committee, in its discretion, also evaluates the Company’s performance against a set of strategic objectives that account for 10% of the plan’s weightings and assigns a final score that ranges from 0% to 200%. The weighted financial performance measure plus the strategic objectives score results in the final company score.
EICP award payouts are determined by multiplying each NEO’s target award value by the final company score and by their individual performance score.
Special rules apply for executives who are subject to Section 162(m) of the Internal Revenue Code. If the Company achieves 90% of its Adjusted EBITDA target for the year, each executive subject to Section 162(m) becomes eligible to receive the maximum EICP payout. However, to ensure the EICP operates the same way for all executives, the Compensation Committee then exercises “negative discretion” to reduce the executive’s EICP payment based on actual performance with respect to the financial and other measures described in this section.
Fiscal Year 2017 Financial Measures. All NEOs are measured against our financial performance. Management recommends specific goals for financial measures. The Compensation Committee reviews and recommends these goals to the Board for approval.
The table below describes the financial measures, weightings, goals and results used in determining the payouts for the fiscal year 2017 EICP awards.

Financial Measures (Weightings)	Purpose	Fiscal Year 2017 Threshold (millions)	Fiscal Year 2017 Target (millions)	Fiscal Year 2017 Stretch (millions)	Fiscal Year 2017 Results (millions)	% Achieved
Adjusted EBITDA* (25%)	Measure of the Company’s profitability and ability to service debt.	$855.9	$951	$1,046.1	$902	95%
Free Cash Flow* (25%)	Key component of Company valuation reflecting liquidity, profitability, improved working capital management and capital efficiency.	$304.2	$338	$371.8	$328	97%
Total Contract Value (20%)	Represents the total value of programs won and incremental contract value awarded and booked during the period, including all option periods and single award IDIQs.	$5,670	$6,300	$6,930	$6,900	109%
Revenue (20%)	Primary measure of growth, which requires expansion of current business, capture of new business, and conversion into a revenue stream.	$4,779	$5,310	$5,841	$4,993	94%
*See Appendix A for discussion and reconciliations to GAAP measures. Adjusted EBITDA for purposes of EICP awards excludes short-term incentive compensation expense and includes net periodic benefits of the defined benefit plans.
Fiscal Year 2017 Strategic Objectives. Management also recommends a set of strategic objectives for review and evaluation by the Compensation Committee and approval by the Board. These goals are intended to emphasize critical components of the Company’s strategy. For fiscal year 2017, these objectives included achievement of the merger cost synergy case, successful completion of integration activities, achievement of stated net-promoter score, and advancing the Company’s strategy to provide “Next Gen” services through leveraging our capabilities with strategic partners.
The Compensation Committee, in its discretion, determined that the strategic objectives for fiscal year 2017 EICP were achieved at 200% based on the Company’s achievement with respect to the fiscal year 2017 objectives. Key accomplishments included achievement of the merger cost synergy case, successful completion of several integration milestones, a net promoter score well in excess of the target, establishment of preferred partnerships with key Next

Gen Partners as well as the negotiation of a favorable IP matters agreement with CSC, successfully meeting our ITC hiring objectives for the fiscal year through outstanding leadership and collaboration, the establishment of a new presence in the market through the launch of our new brand and media campaign, and improved program performance across the Company.
Company Scores. The final weighted financial and strategic objectives scores for fiscal year 2017 resulted in a Company Score of 95%.
Individual Performance Adjustments. Each NEO completed a self-evaluation based on performance against fiscal year 2017 goals, impact of contributions to the Company, and personal development as a leader. Each NEO was rated as having High Impact, Solid Impact, Adequate Impact or Insufficient Impact. Our CEO provided feedback and ratings to each member of the executive leadership team, and the Compensation Committee did the same for our CEO. In each case, individual performance was assessed against goals. In addition, retention considerations were taken into account, and Pearl Meyer provided competitive peer group market data that was also considered in determining the final personal scores. The resulting personal scores, which ranged from 1.00 to 1.20 for the NEOs, were then applied to the award calculations to determine the fiscal year 2017 EICP payouts for each NEO.
Fiscal Year 2017 EICP Payouts. The results of the Compensation Committee’s final determinations regarding both the company score and personal scores are reflected in the actual incentive paid to each executive for fiscal year 2017, as listed below.

Fiscal Year 2017 EICP Payouts
Named Executive Officer	Annualized Target EICP Value ($)	Pro-Rata Target EICP Value ($)	Actual Award Paid ($)	Award Paid (% of Target)
Lawrence B. Prior III*	1,187,500	1,073,202	1,223,450	114%
David F. Keffer*	525,000	512,671	584,445	114%
William J. Haynes II	550,000	550,000	522,500	95%
John P. Reing	375,000	375,000	391,875	105%
Paul Nedzbala	400,000	400,000	456,000	114%
* Mr. Prior’s and Mr. Keffer’s target award values and payments were pro-rated based on adjustments to their salaries during the year as discussed above.
Long-Term Incentive Compensation
General. Long-term incentive (“LTI”) compensation is the largest component of executive compensation for our NEOs. For fiscal year 2017, our regular cycle LTI awards continued to consist of grants of service-based stock options (“Stock Options”), weighted 40%, and performance-based restricted stock units (“Performance Share Units” or “PSUs”) with a three-year performance cycle, weighted 60%.
At the beginning of each fiscal year, the Compensation Committee establishes a target LTI grant value for each NEO, expressed as a percentage of base salary, and the relative mix of award types. Individual target LTI grant values are determined in light of market practices, and actual award levels reflect individual performance and succession potential. The Compensation Committee follows a similar process for new executives who join the Company during the fiscal year.
Fiscal Year 2017 Target LTI Percentage Increases. In order to provide competitive, market driven compensation, Mr. Prior’s target LTI percentage was increased from 400% to 500% of annual base salary effective May 16, 2016.
Fiscal Year 2017 Target LTI Table. The following table presents the fiscal year 2017 target LTI grant values, the target LTI percentage and long-term incentives as a percentage of target Total Direct Compensation, in each case, as of fiscal year end.

Named Executive Officer	Annualized Base Salary ($)	Target LTI Percentage	Target LTI Value ($)	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	950,000	500%	4,750,000	69%
David F. Keffer	525,000	200%	1,050,000	50%
William J. Haynes II	550,000	225%	1,237,500	53%
John P. Reing	375,000	150%	562,500	43%
Paul Nedzbala	400,000	100%	400,000	33%
Stock Options. Stock Options, which comprise 40% of each NEO’s target LTI award, provide value to executives only if the market value of our common stock appreciates over time. The exercise price for each Stock Option is the closing price of our common stock on the grant date. One-third of the Stock Options vest and become exercisable on each of the first three anniversaries of the grant date.
Performance Share Units. Performance Share Units, which comprise 60% of each NEO’s target LTI award, provide an opportunity for our executives to earn common stock if targeted performance goals are met over a three-year performance period. Performance is measured based on the Company’s Adjusted diluted Earnings Per Share (“EPS”) and Free Cash Flow (“FCF”). The Compensation Committee believes that EPS and FCF, aside from being key measures of stockholder value, serve as important measures of our financial performance in light of the Company’s multi-year strategy. For each award, EPS and FCF performance are measured over the last year in the three-year performance period. The Compensation Committee establishes threshold, target and maximum EPS and FCF goals, at which 50%, 100% and 200%, respectively, of the target PSUs may vest. Vesting is interpolated for EPS and FCF performance between these goals. No PSUs vest if EPS and FCF performance are below the threshold goals.
In addition, each award provided in fiscal year 2016 and fiscal year 2017 offers an opportunity for accelerated vesting based on performance in the first and second years of the performance period, in order to motivate progress toward multi-year goals.
EPS was the only performance metric in the plan for the fiscal year 2016 grant. Our EPS for that year equaled or exceeded the threshold EPS goal for the award, providing for 25% of the target PSUs to vest at the end of the first year of the performance period. In the second year of the performance period (fiscal year 2017), 25% of the target PSUs were eligible to vest at the end of the performance period if our EPS for that year equaled or exceeded the 75th percentile of the EPS target. However, the Company did not achieve that performance milestone. At the end of the third year in the performance period (fiscal year 2018), the Company will assess the final results to determine if any further vesting has been earned.
In our fiscal year 2017 grant, the Company adopted both EPS and FCF as the performance measures for the plan. If our EPS for the first year of the performance period equals or exceeds the threshold EPS goal for the award, 12.5% of the target PSUs may vest at the end of the first year of the performance period. Similarly, if our FCF for that year equals or exceeds the threshold FCF goal for the award, 12.5% of the target PSUs may vest at the end of the first year of the performance period. In addition, 12.5% of the target PSUs may vest at the end of the second year of the performance period if our EPS for that year equals or exceeds the threshold EPS goal (if not achieved after year one) or if our EPS performance for the second year equals or exceeds the EPS goal at which 75% of the target PSUs vest (if partial vesting occurred after year one). Similarly, 12.5% of the target PSUs may vest at the end of the second year of the performance period if our FCF for that year equals or exceeds the threshold FCF goal (if not achieved after year one) or if our FCF performance for the second year equals or exceeds the FCF goal at which 75% of the target PSUs vest (if partial vesting occurred after year one). Up to 200% of the target PSUs, less any PSUs which vested in years one or two, may vest at the end of the third year of the performance period, half of which are subject to our EPS performance and half of which subject to our FCF performance for that year. The threshold EPS goal achievement of $2.09 in year one would have delivered 12.5% vesting. The threshold FCF of $338.5M in year one would have delivered a 12.5% vesting. However, the Company did not achieve these performance milestones in year one so there was no accelerated vesting resulting from the fiscal year 2017 PSU grant.
Fiscal Year 2017 PSUs. Each NEO was granted a target number of fiscal year 2017 PSUs as set forth in the “Fiscal Year 2017 Long Term Incentive Awards” table below. Between 0% and 200% of the target fiscal year 2017 PSUs will vest at the end of fiscal year 2019 based on our EPS and FCF performance for fiscal year 2019. The threshold EPS goal delivers 50% vesting, and below threshold delivers 0% vesting. The target at which the fiscal year 2017 PSUs will vest has been set by the Compensation Committee at $2.09, subject to adjustment to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, and unusual or infrequently occurring events or transactions.
Fiscal Year 2017 Long-Term Incentive Awards. The target award value actually received and the number of shares granted for each element of our LTI compensation for fiscal year 2017 is set forth in the table below.
In addition to the regular cycle LTI awards noted above, in May 2016 the Executive team, to include the NEOs with the exception of Mr. Prior, received an additional Restricted Stock Unit grant. These RSU awards will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.  In evaluation of current ownership across the Section 16 officers, the Board felt that an inducement grant would accelerate the competitive ownership stake in the Company as well as improve retention considering the limited values of unvested equity due to the Company’s limited history of grants following the launch of the Company in November 2015.
In December 2016, the Committee and full Board awarded Mr. Prior a restricted stock unit award valued at $2,250,000 at the time of grant as an element of his employment agreement.  The RSU award will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.  The purpose of this award was to provide Mr. Prior with a meaningful stake in our Company and to foster his long-term retention and alignment of interests with those of our stockholders.

		Stock Options		Performance Share Units		Retention RSU Awards
Named Executive Officer	Target Annual LTI Received ($)	Award Value ($)	Stock Options (#)	Target Award Value ($)	Target Units (#)	Target Award Value ($)	Target Units (#)
Lawrence B. Prior III	4,125,000	1,650,000	265,797	2,475,000	96,452	2,250,000	78,616
David F. Keffer	1,050,000	420,000	67,657	630,000	24,552	1,050,000	40,919
William J. Haynes II	1,237,500	495,000	79,739	742,500	28,936	550,000	21,434
John P. Reing	562,500	225,000	36,245	337,500	13,153	562,500	21,921
Paul Nedzbala	400,000	160,000	25,774	240,000	9,353	400,000	15,588
In accordance with our Equity Grant Policy, the target award values listed in the table above generally differ from the award values listed in the Summary Compensation Table. In order to determine the number of stock options to award, the target grant value for options is divided by the fair market value of an option determined by using the average closing price of our stock for the three-month period ending on the grant date and the Black Scholes option pricing model. The number of shares underlying our Performance Share Units is also calculated by dividing the target grant value by the average closing price of our stock for the three-month period ending on the grant date. This method is employed to reduce the impact of stock price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant date fair values in the Summary Compensation Table are determined using the grant date closing price and certain other assumptions required under FASB ASC Topic 718.
Fiscal Year 2018 Long-Term Incentive Compensation
The Compensation Committee has approved several changes to the Long-Term Incentive Compensation program for fiscal year 2018 to enhance the competitiveness of the plan and respond to areas of concern raised by external proxy advisors. Beginning next year, LTI awards will be comprised of 60% Performance Share Units and 40% Restricted Stock Units. The accelerated vesting provision associated with the current PSU program will be eliminated, and the PSUs will vest, based on performance, on the third anniversary of the grant date. One-third of the RSUs will vest on each anniversary of the grant date over three years.
In addition, the single trigger provision in the equity award agreements associated with a change in control scenario are eliminated for new grants, beginning with annual grants made in May 2017.
We believe these changes will align executives’ interests with our stockholders’ interests, better align the CSRA equity plan with our peers, reinforce retention and performance against our long-term goals, and encourage executive stock ownership.

Fiscal Year 2017 Target Total Direct Compensation
The chart below displays the value of each element of target Total Direct Compensation described above for our NEOs, presented based on fiscal year-end annualized base salaries, targets and incentive percentages. The value of compensation actually realized will vary from the Compensation Committee’s targets based on the pro-rated incentive values the NEOs actually received, our financial results, and our stock price performance.

Named Executive Officer	Base Salary ($)	Target Annual Cash Incentives ($)	Target Long-Term Incentive Grant Value ($)	Target Total Direct Compensation ($)
Lawrence B. Prior III	950,000	1,187,500	4,750,000	6,887,500
David F. Keffer	525,000	525,000	1,050,000	2,100,000
William J. Haynes II	550,000	550,000	1,237,500	2,337,500
John P. Reing	375,000	375,000	562,500	1,312,500
Paul Nedzbala	400,000	400,000	400,000	1,200,000
Other Executive Compensation
Post-Employment Benefits
Retirement Plans. The Compensation Committee views retirement benefits as an important component of our executive compensation program. As such, we offer our employees, including the NEOs, a retirement program that provides the opportunity to accumulate retirement income. We periodically review our benefits program against our peer group and aim for the program to be competitive. None of our NEOs are eligible to participate in our frozen defined-benefit pension plan.

Retirement Plans
CSRA 401(k) Plan	Broad-based, qualified, defined contribution 401(k) plan with company match on a portion of employee contributions and directed investment alternatives.
SRA International Inc. 401(k) Savings Plan
Broad-based, qualified, defined contribution 401(k) plan with company match on a portion of employee contributions and directed investment alternatives. This plan was merged into the CSRA 401(k) Plan effective April 1, 2017.

Deferred Compensation Plan
We maintain the CSRA Deferred Compensation Plan, which is offered to a select group of management employees. This unfunded plan allows participants to defer receipt of incentive compensation and salary. Additional details can be found under “Fiscal Year 2017 Nonqualified Deferred Compensation” below.

Severance and Change in Control Compensation
In order to offer competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals, we offer certain post-employment benefits to a select group of executive officers, including our NEOs. The Executive Officer Employment Separation Policy (the “Separation Policy”) covers the CEO and those executives reporting directly to the CEO who are Section 16 officers. The Separation Policy provides “double trigger” income and benefits continuity protection to the executive for the limited case in which the employment of the executive officer is terminated by the Company without cause or by the executive for good reason during a specified window of time following a change in control. This is intended to preserve executive productivity and encourage retention during an actual or potential change in control of the Company.
The Separation Policy also provides severance benefits, at the discretion of the CEO and Compensation Committee, to certain executives whose employment is terminated by the Company, without cause, in situations not involving a change in control. An executive who resigns from the Company or is terminated for cause is not entitled to benefits under the Separation Policy. We believe the importance of these benefits increases with the position and level of responsibility of the executive.
Additional details regarding the Separation Policy are provided under “Potential Payments Upon Change in Control and Termination of Employment” below.

The Company has included non-compete / non-solicitation language in all equity agreements covering all participants in our long term incentive plans. In addition, identical language is included in a release of claims associated with a separation payment to protect the interests of the Company in the event a separation payment is offered. These terms generally prohibit our executive team from competing with CSRA for 12 months following any termination of employment, prohibit our executives from soliciting our employees or clients for 24 months following any termination of employment, and contain non-disclosure provisions.
Perquisites and Other Benefits
Other Benefits. We provide benefits to eligible employees, including medical, dental, life, disability and accident insurance. These benefits are available to all U.S. employees generally, including the NEOs. These programs are designed to provide certain basic quality of life benefits and protections.
Perquisites. We provide certain limited perquisites to senior executives, including the NEOs, in order to enhance their security and productivity. The Compensation Committee reviews the perquisites provided to the NEOs annually as part of its overall review of executive compensation. The Compensation Committee has determined that it is reasonable and competitive to provide these benefits. These perquisites are described more fully in the “Summary Compensation Table” below.
Compensation Framework
Role of Management
The CEO, with the assistance of the Chief Human Resources Officer, conducts an annual review of the total compensation of each executive officer, including the NEOs. The CEO’s review includes an assessment of each executive officer’s performance, the performance of the individual’s respective business unit or function, executive retention considerations, succession potential, and the competitive market. Following such review, the CEO recommends base salaries and target STI and LTI opportunities for the executive officers to the Compensation Committee.
Role of the Compensation Committee
The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing the Company’s compensation policies and programs. In fulfilling its responsibilities, the Compensation Committee, working with Pearl Meyer, the independent compensation consultant, annually reviews general trends in executive compensation, compensation design, and the total value and mix of compensation for our executive officers. This process includes the review and approval of the target and actual Total Direct Compensation of each executive officer, taking into consideration internal pay equity, tenure and performance of various executive officers, potential future contributions, succession potential, and competitive market information. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee or to Company employees or others. The Compensation Committee has not delegated its authority for compensation for executive officers. However, the Compensation Committee has delegated authority under our equity incentive plans to the CEO to grant equity awards to employees who are not senior executives, subject to certain limits.
CEO Compensation. The Compensation Committee works directly with its compensation consultant to provide a decision-making framework for setting the CEO’s target Total Direct Compensation. The Compensation Committee establishes the goals relevant to the CEO’s compensation and makes a recommendation to the Board for the CEO’s compensation. The independent directors of the Board review the Compensation Committee’s recommendations and determine the CEO’s total compensation.
Role of Compensation Consultant
To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee has directly retained Pearl Meyer as its independent compensation consultant.
Pearl Meyer consults with the Compensation Committee on executive compensation matters generally, including advising on trends and best practices in the design, composition and policies of executive compensation programs and providing commentary and advice on management proposals to the Compensation Committee. Specifically, during fiscal year 2017, Pearl Meyer advised the Compensation Committee on:

•	Pay practice trends

•	Proxy trends

•	CEO compensation

•	Non-employee director compensation

•	Pay for performance

•	Selection of peer group companies; and

•	Peer group pay comparisons
The compensation consultant also attends most Compensation Committee meetings at the request of the Committee Chair. Other than the work performed in fiscal year 2017 for the Compensation Committee, Pearl Meyer did not provide any other services to CSRA or our executive officers. Based on this and other factors reviewed by the Compensation Committee, the Compensation Committee has determined that the work performed by Pearl Meyer as the compensation consultant to the Compensation Committee does not raise any conflict of interest. The Compensation Committee will continue to monitor the independence of its compensation consultants on an annual basis.
Review of Market Compensation Data
The Compensation Committee reviews market pay levels and practices for NEOs using a combination of survey data and proxy disclosures on pay for our peer group. In March 2016, the Compensation Committee reviewed and approved our peer group for the purposes of reviewing the competitiveness of compensation opportunities for our NEOs.
The Compensation Committee considered several factors in its choice of peers, including the market in which the Company competes for executive talent, industry classification, revenue size, business descriptions and other size characteristics such as EBITDA, market capitalization and number of employees. The Peer Group includes the following 14 companies:

Peer Group
Company Name
L-3 Communications Holdings Inc.
Computer Sciences Corporation (now DXC Technology Co.)
NCR Corporation
Harris Corporation
NetApp, Inc.
Motorola Solutions, Inc.
Booz Allen Hamilton Holding Corporation
Fiserv, Inc.
Rockwell Collins Inc.
Leidos Holdings, Inc.
Science Applications International Corporation
CACI International Inc.
Textron, Inc.
Unisys Corporation
Within this Peer Group, we consistently compete with 4 of the 14 peer companies, so the Compensation Committee applies a filter to the Peer Group to ensure that competitor practices are not materially different from that of the Peer Group to protect against any significant market deviation.

Additional Compensation Policies
In addition to the components of our executive compensation program, we maintain the compensation policies described below.
Policy on Transactions in Company Securities and Related Derivatives
The Board of Directors has adopted a policy prohibiting directors, corporate officers and each employee of CSRA or its subsidiaries who are deemed to be financial insiders, and members of their immediate families, from entering into any transactions in our securities except during announced trading periods, or pursuant to an approved trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act. Such transactions are subject to a pre-approval requirement prior to entering any such transaction. In addition, we prohibit directors, officers and financial insiders, and members of their immediate families, from engaging in derivative security transactions with respect to our equity securities. We also discourage persons subject to this policy from margining or pledging our stock to secure a loan or purchase shares of our stock on margin. None of the NEOs has margined or pledged any of our stock.
Equity Ownership Guidelines
The Compensation Committee has adopted equity ownership guidelines for senior level executives to encourage them to build their ownership positions in our common stock over time and retain shares they earn through our equity incentive plans. The Compensation Committee believes that stock ownership by our executive officers further aligns their interests with those of long-term stockholders. Under the equity ownership guidelines, each senior level executive who has not yet achieved the equity ownership levels must retain a certain percentage of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises, Performance Share Unit payments, or other Long-Term Incentives until the levels are achieved. In order to encourage executives to meet the guidelines more quickly, there are higher retention requirements the further an executive is from meeting the guidelines. Under this retention requirement, executives who have satisfied 50% or less of their ownership guideline must retain 100% of their net shares, executives who have satisfied between 51% and 75% of their ownership guideline must retain 75% of their net shares, and executives who have satisfied more than 75% of their ownership guidelines must retain 50% of their net shares. The ownership guidelines for our NEOs are as follows:

Position	Stock Value as a Percentage of Base Salary
Chief Executive Officer	700%
Other Named Executive Officers	300%
The Compensation Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through the Company’s 401(k) plans and RSUs (but not Performance Share Units) in determining whether an executive has achieved his designated equity ownership level.
Tax Deductibility of Compensation
Section 162(m) limits a company’s annual tax deduction for compensation to its CEO and its three other highest-paid executive officers employed at year-end (other than the CFO) to $1 million per person, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. It is our policy to design and administer our compensation program in a tax efficient manner and the Compensation Committee considers the impact of the deduction limitations imposed by Section 162(m) on the Company. As noted above, compensation decisions are made, among other things, to ensure market competitiveness, to reward outstanding performance, and to attract proven talent.
Compensation Recoupment Policy
Under the Company’s equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.

Summary Compensation Table

The following table provides information on the compensation of the Named Executive Officers (NEOs) in the fiscal years indicated. Since we were not a reporting company prior to November 27, 2015, compensation for Messrs. Keffer and Haynes is presented for fiscal years 2016 and 2017 only. For Messrs. Reing and Nedzbala, compensation is presented for fiscal year 2017 only due to their initial inclusion as NEOs. For Mr. Prior, the table presents compensation paid or awarded by CSC for fiscal year 2015 as well, since this information was previously required to be provided in response to SEC filing requirements.

Name & Principal Position	Fiscal Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	All Other Compensation[6]	Total
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Lawrence B. Prior III	2017	856,250	—	4,926,054	1,592,774	1,223,450	369,550	8,968,078
President and Chief Executive Officer	2016	662,019	—	1,390,833	935,875	868,407	25,709	3,882,843
	2015	505,077	100,000	492,432	306,581	395,800	8,606	1,808,496

David F. Keffer	2017	512,500	—	1,621,717	405,431	584,445	14,981	3,139,074
Executive Vice President, Chief Financial Officer	2016	141,667	—	160,004	113,344	300,313	8,144	723,472

William J. Haynes II	2017	550,000	—	1,247,665	477,832	522,500	51,131	2,849,128
Executive Vice President, General Counsel and Secretary	2016	122,692	250,000	1,181,874	123,726	155,061	1,003	1,834,356

John P. Reing	2017	375,000	—	868,783	217,196	391,875	23,975	1,876,829
Executive Vice President, Chief Human Resources Officer

Paul Nedzbala	2017	399,375	—	617,789	154,449	456,000	17,453	1,645,066
Executive Vice President, Health and Civil Group

1.
The amounts shown in Column (c) reflect all salary earned during the fiscal year, whether or not payment was deferred pursuant to the Deferred Compensation Plan or any other plan. All NEOs are paid in U.S. dollars.

2.	The amounts shown in Column (d) reflect new hire sign on bonuses.

3.
The amounts shown in Column (e) reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for performance-vesting and service-vesting RSUs granted during the fiscal year. For awards granted by CSC prior to the Separation on November 27, 2015, the grant-date fair value was determined based on the actual (pre-adjustment) number of shares granted and the CSC share price at the time of grant.

Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Notes 1 and 17 to the Company’s Consolidated and Combined Financial Statements set forth in the 2017 Annual Report providing details of the Company’s accounting under FASB ASC Topic 718. None of the NEOs forfeited or canceled any shares in fiscal year 2017.
The stock awards granted by the Company consist primarily of PSUs. For all PSUs, the amounts included in Column (e) reflect the value at the grant date based upon the estimated performance during the performance period at 100% of target. The maximum grant date values of the fiscal year 2017 stock awards (including service-vesting RSUs and assuming that PSUs pay out at the maximum of 200% of target) are as follows:

Name	Fiscal Year 2017 Stock Awards at Maximum Value ($)
Lawrence B. Prior III	7,315,170
David F. Keffer	2,229,870
William J. Haynes II	1,964,410
John P. Reing	1,194,583
Paul Nedzbala	849,462

4.
The amounts shown in Column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. For awards granted by CSC prior to the Separation, the grant-date fair value was determined based on actual (pre-adjustment) number of shares granted and the CSC share price at the time of grant.

Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of stock options, reference is made to the section of Notes 1 and 17 to the Company’s Consolidated and Combined Financial Statements set forth in the 2017 Annual Report providing details of the Company’s accounting under FASB ASC Topic 718. None of the NEOs forfeited or canceled any shares in fiscal year 2017.

5.	The amounts shown in Column (g) reflect amounts earned during the fiscal year under the EICP.

6.
Column (i) includes the total dollar amount of all other compensation and perquisites paid to the NEOs. During fiscal year 2017, the Company provided financial counseling assistance, made payments for dividends accrued on vested stock awards and also made matching contributions to the Company’s broad-based 401(k) defined contribution plans on behalf of the NEOs.

The cost of the financial counseling assistance and the amount of matching contributions to the defined contribution plan, paid for each NEO in fiscal year 2017 are set forth below:

Named Executive Officer (NEO)	Financial Counseling	401(k) Plan Matching Contributions	Total
Lawrence B. Prior	39,635*	7,950	47,585
David F. Keffer	—	7,950	7,950
William J. Haynes II	36,906*	6,885	46,791
John P. Reing	8,000	7,950	15,950
Paul Nedzbala	—	7,950	7,950
*Financial counseling payments made on behalf of Messrs. Prior and Haynes spanned two calendar years.

All employees (including the NEOs) formerly with CSC and with at least one year of service are vested in the matching contributions credited to their 401(k) accounts in the CSRA 401(k) Plan. All employees (including NEOs) formerly with SRA and with three years of service are vested in the matching contributions credited to their 401(k) accounts in the SRA International Inc. 401(k) Savings Plan.

Fiscal Year 2017 Grants of Plan-Based Awards

The following table provides information on EICP awards, RSUs, PSUs and stock options granted to the NEOs in the fiscal year ended March 31, 2017.

Name (a)	Grant Date (b)	Approval Date (c)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Potential Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (j)	All Other Option Awards: Number of Securities Under-lying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards[4,5] ($) (m)
			Threshold ($) (d)	Target ($) (e)	Maximum($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Lawrence B. Prior III
EICP			118,750	1,187,500	2,375,000	—	—	—	—	—	—	—
RSUs	12/20/2016	12/20/2016	—	—	—	—	—	—	78,616	—	—	2,536,938
PSUs	5/31/2016	5/16/2016	—	—	—	12,057	96,452	192,904	—	—	—	2,389,116
Stock Options	5/31/2016	5/16/2016	—	—	—	—	—	—	—	265,797	24.77	1,592,124
David F. Keffer
EICP			52,500	525,000	1,050,000	—	—	—	—	—	—	—
PSUs	5/31/2016	5/16/2016	—	—	—	3,069	24,552	49,104	—	—	—	608,153
RSUs	5/31/2016	5/16/2016	—	—	—	—	—	—	40,919	—	—	1,013,564
Stock Options	5/31/2016	5/16/2016	—	—	—	—	—	—	—	67,657	24.77	405,265
William J. Haynes II
EICP			55,000	550,000	1,100,000	—	—	—	—	—	—	—
PSUs	5/31/2016	5/16/2016	—	—	—	3,617	28,936	57,872	—	—	—	716,745
RSUs	5/31/2016	5/16/2016	—	—	—	—	—	—	21,434	—	—	530,920
Stock Options	5/31/2016	5/16/2016	—	—	—	—	—	—	—	79,739	24.77	477,637
John P. Reing
EICP			37,500	375,000	750,000	—	—	—	—	—	—	—
PSUs	5/31/2016	5/16/2016	—	—	—	1,644	13,153	26,306	—	—	—	325,800
RSUs	5/31/2016	5/16/2016	—	—	—	—	—	—	21,921	—	—	542,983
Stock Options	5/31/2016	5/16/2016	—	—	—	—	—	—	—	36,245	24.77	217,108
Paul Nedzbala
EICP			40,000	400,000	800,000	—	—	—	—	—	—	—
PSUs	5/31/2016	5/16/2016	—	—	—	1,169	9,353	18,706	—	—	—	231,674
RSUs	5/31/2016	5/16/2016	—	—	—	—	—	—	15,588	—	—	386,115
Stock Options	5/31/2016	5/16/2016	—	—	—	—	—	—	—	25,774	24.77	154,386

1.
The amounts shown in Columns (d), (e) and (f) reflect the threshold, target and maximum amounts which could be earned under the applicable annual incentive plan for fiscal year 2017. Actual amounts earned for fiscal year 2017 under the plan are set forth in column (g) of the Summary Compensation Table.

2.
For the PSU awards, the number of shares which may vest ranges from 12.5% of the target shares if the fiscal year 2017 or fiscal year 2018 EPS or Free Cash Flow threshold is met, to a maximum of 200% of the target shares if fiscal year 2019 EPS and Free Cash Flow maximum is achieved. The threshold number contained in Column (g) represents achievement of 12.5% of target, but the actual payment could range to zero.

3.	The amounts shown in Column (j) are service-vesting RSU grants. The grants vest over a 3-year period from the grant date in two equal tranches on the second and third anniversaries of the grant date.

4.	The RSU grant to Mr. Prior vests 50% on May 31, 2018, with the remaining awards vesting on May 31, 2019.

5.
For option awards granted by May 2016, the grant-date fair value of the awards is based on Black-Scholes model using the share price ($24.77) on the date of grant. The options granted vest over a 3-year period from the grant date in three equal tranches on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year 2017 Year-End

The following table provides information on unexercised stock options and unvested RSUs and PSUs held by the NEOs on March 31, 2017.

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [1,2] ($) (i)
Lawrence B. Prior III
	12/20/2016	—	—		—	—	78,616	[3]	2,302,663	—		—
	5/31/2016	—	265,797	[4]	24.77	5/31/2026	—		—	—		—
	5/31/2016	—	—		—	—	—		—	96,452	[5]	2,825,079
	12/15/2015	—	—		—	—	—		—	7,692	[6]	225,299
	12/15/2015	10,651	21,300	[4]	27.53	12/15/2025	—		—	—		—
	5/22/2015	—	—		—	—	—		—	26,918	[6]	788,428
	5/22/2015	25,854	51,708	[4]	30.89	5/22/2025	—		—	—		—
	12/15/2014	—	—		—	—	602	[7]	17,633	—		—
	12/15/2014	9,064	1,813	[8]	27.94	12/15/2024	—		—	—		—
	5/16/2014	—	—		—	—	600	[7]	17,574	—		—
	5/16/2014	8,572	1,716	[8]	27.47	5/16/2024	—		—	—		—
	6/17/2013	18,692	—		20.39	6/17/2023	—		—	—		—
David F. Keffer
	5/31/2016	—	67,657	[4]	24.77	5/31/2026	—		—	—		—
	5/31/2016	—	—		—	—	40,919	[3]	1,198,518	—		—
	5/31/2016	—	—		—	—	—		—	24,552	[5]	719,128
	12/15/2015	—	—		—	—	—		—	4,359	[6]	127,675
	12/15/2015	6,036	12,070	[4]	27.53	12/15/2025	—		—	—		—
William J. Haynes II
	5/31/2016	—	79,739	[4]	24.77	5/31/2026	—		—	—		—
	5/31/2016	—	—		—	—	21,434	[3]	627,802	—		—
	5/31/2016	—	—		—	—	—		—	28,936	[5]	847,535
	1/15/2016	—	—		—	—	—		—	4,883	[6]	143,023
	1/15/2016	6,762	13,521	[4]	28.42	1/15/2026	—		—	—		—
	1/15/2016	—	—		—	—	17,537	[9]	513,659	—		—

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [1,2] ($) (i)
John P. Reing
	5/31/2016	—	36,245	[4]	24.77	5/31/2026	—		—	—		—
	5/31/2016	—	—		—	—	21,921	[3]	642,066	—		—
	5/31/2016	—	—		—	—	—		—	13,153	[5]	385,251
	12/15/2015	—	—		—	—	—		—	2,884	[6]	84,472
	12/15/2015	3,995	7,987	[4]	27.53	12/15/2025	—		—	—		—
Paul Nedzbala
	5/31/2016	—	25,774	[4]	24.77	5/31/2026	—		—	—		—
	5/31/2016	—	—		—	—	15,588	[3]	456,573	—		—
	5/31/2016	—	—		—	—	—		—	9,353	[5]	273,949
	12/15/2015	—	—		—	—	—		—	1,974	[6]	57,818
	12/15/2015	2,734	5,467	[4]	27.53	12/15/205	—		—	—		—

1.	The market value of service-vesting RSUs shown in column (f) and PSUs shown in Column (h) is based on the $29.29 closing market price of our common stock on March 31, 2017.

2.	The number of unearned PSUs and the market value of unearned PSUs shown in Columns (h) and (i) are based on achieving target performance goals for the fiscal year 2017 PSU awards.

3.	Vests in equal tranches on the second and third anniversary of the grant date.

4.	Vests in equal tranches on the first three anniversaries of the grant date.

5.
Represents 100% of the target number of PSUs that vest subject to our EPS and Free Cash Flow performance for the three-year period ending on the last day of fiscal year 2019. Partial accelerated vesting may occur if our EPS or Free Cash Flow performance is at or above certain levels during fiscal year 2017 or fiscal year 2018.

6.
Represents the remaining unvested PSUs that will vest subject to achievement of the target EPS performance for the three-year period ending on the last day of fiscal year 2018 (after taking into account accelerated vesting of PSUs).

7.	Vests in May 2017.

8.	Vests on the third anniversary of the date of grant.

9.	Vests in equal 50% tranches on the first and second anniversary of the grant date.

Fiscal Year 2017 Option Exercises and Stock Vested

The following table provides information on stock options held by the NEOs that were exercised and RSUs and PSUs held by the NEOs that vested during the fiscal year ended March 31, 2017.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting ($) (e)
Lawrence B. Prior III	—	—	25,670	653,269
David F. Keffer	—	—	1,453	35,991
William J. Haynes II	—	—	19,166	619,956
John P. Reing	—	—	962	23,829
Paul Nedzbala	—	—	658	16,299

1.
Reflects the gross number of underlying shares for RSUs and PSUs that vested on the applicable vest date. The net number of shares acquired and the value realized net of shares withheld for tax payment to each of the NEOs are as follows:

Name	Shares Issued on Vesting (#)	Value Realized on Vesting ($)
Lawrence B. Prior III	15,190	387,222
David F. Keffer	895	22,169
William J. Haynes II	12,550	406,481
John P. Reing	592	14,664
Paul Nedzbala	405	10,032

Pension Benefits

None of the NEOs participated in the Company’s tax-qualified defined benefit pension plan during fiscal year 2017.
Fiscal Year 2017 Nonqualified Deferred Compensation

The Company sponsors two separate deferred compensation plans (together, the “Deferred Compensation Plan”) – one for the benefit of key executives and one for the benefit of non-employee directors. Pursuant to the Deferred Compensation Plan, certain management and highly compensated employees are eligible to defer all or a portion of their regular salaries and incentive compensation that exceeds the limitation set forth in Internal Revenue Section 401(a)(17) and all or a portion of their incentive compensation, and non-employee directors are eligible to defer up to 100% of their compensation. No NEOs participated in the deferred compensation plan during fiscal year 2017.

Potential Payments Upon Change in Control and Termination of Employment

We offer certain post-employment benefits to a select group of executive officers, including our NEOs. These post-employment benefits are limited to the payments and benefits provided under the Executive Officer Employment Separation Policy, which includes provisions that apply in both a change in control situation and an involuntary termination situation. The post-employment benefits associated with this policy are detailed below.

Change in Control Termination Benefits

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under plans and arrangements existing as of March 31, 2017 (the final day of fiscal year 2017), if a change in control had occurred on that date and, in circumstances explained below, the executive’s employment had terminated. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, and in accordance with SEC regulations, based on the Company’s closing stock price of $29.29 on March 31, 2017, the last trading day of fiscal year 2017. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans, and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad-based 401(k) plan.

The actual amounts that would be paid upon a NEO’s termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

			Early Vesting of:
Name	Cash Severance Benefit[1] ($)	Misc. Benefits Continuation ($)	Stock Options[2] ($)	Time Vesting RSUs[2] ($)	PSUs[2] ($)	Total Payments[3] ($)
Lawrence B. Prior III	2,903,679	26,733	1,241,338	2,320,295	3,838,806	10,330,851
David F. Keffer	1,650,626	35,278	327,053	1,198,518	846,803	4,058,278
William J. Haynes II	1,410,121	26,810	372,184	1,141,461	990,559	3,941,134
John P. Reing	1,267,301	42,951	177,885	642,066	469,724	2,599,926
Paul Nedzbala	1,257,560	38,230	126,120	456,573	331,768	2,210,251
Totals	8,489,287	170,001	2,244,579	5,758,912	6,477,659	23,140,438

1.
Cash severance equals two times the sum of (1) fiscal year 2017 annualized base salary and (2) the prior three-year average EICP payout (i.e., for fiscal years 2014-2016 performance and including, where applicable, EICP payments by CSC prior to the Separation).

2.
The intrinsic value of RSUs and PSUs, per share, is equal to the closing market price of our common stock on March 31, 2017 ($29.29), the final trading day of fiscal year 2017. The intrinsic value of a stock option, per share, is equal to the excess of (a) the closing market price of our common stock on March 31, 2017, over (b) the option’s exercise price per share. All outstanding PSUs were assumed to vest at target upon a change in control. All outstanding service-vesting RSUs and unvested stock options were assumed to vest upon a change in control.

3.	Total payments do not reflect any potential reduction to avoid an excise tax imposed under Section 4999 of the Code.

Each of the NEOs is covered by the Change in Control provisions associated with the Executive Officer Employment Separation Policy, which provides certain benefits to participants in the event of a Change in Control (as defined below) of the Company. If there were a Change in Control and any of them either:

•	had a voluntary termination of employment for Good Reason (as defined below) within two years afterward, or

•	had an involuntary termination of employment, other than for death, disability or cause (as defined below), within two years afterward, then the executive would receive a one-time payment and certain health and welfare benefits during a specified period after termination. The amount of the one-time payment is equal to two times the sum of the participant’s then-current annual base salary plus the average of the three most recent annual EICP awards paid or determined. The number of years after termination of employment during which a participant would receive health and welfare benefits is equal to the same applicable multiple.

There is a potential six-month delay in payments and benefits provided under the Separation Policy to certain specified employees (as determined under Section 409A). The Separation Policy provides for the crediting of earnings during any such payment or benefits delay period.

For purposes of the Separation Policy, the following definitions apply:

•
“Change of Control” means the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Internal Revenue Code.

•	A participant’s termination of employment with the Company is deemed for “Good Reason” if it occurs within six months of any of the following without the participant’s express written consent:

1.	A substantial change in the nature, or diminution in the status, of the participant’s duties or position from those in effect immediately prior to the Change of Control;

2.
A reduction by the Company in the participant’s annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control; a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the participant’s participation in any such plan, unless the participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

3.
A failure to provide the participant the same number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the Change of Control;

4.	Any material breach by the Company of any provision of the Separation Policy or of any agreement entered into pursuant to the Separation Policy or any stock option or restricted stock agreement;

5.	Conduct by the Company, against the participant’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; or

6.	Any failure by the Company to obtain the assumption of the Separation Policy or any agreement entered into pursuant to the Separation Policy by any successor or assign of the Company;
 provided that for purposes of bullets 2 through 5 above, “Good Reason” will not exist (1) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (2) if the reduction in aggregate value is due to reduced performance by the Company, the operating unit of the Company for which the participant is responsible, or the participant, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change of Control.

•	“Cause” means:

◦	fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

◦	conviction of a felony involving a crime of moral turpitude;

◦	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

◦
substantial and willful failure to render services in accordance with the terms of the Separation Policy (other than as a result of illness, accident or other physical or mental incapacity), provided that (1) a demand for performance of services has been delivered to the participant in writing by or on behalf of our Board of Directors at least 60 days prior to termination identifying the manner in which the Board believes that the participant has failed to perform, and (2) the participant has thereafter failed to remedy such failure to perform.

Vesting of Equity Awards Upon Change in Control. Stock options and RSUs, including Performance Share Units, provide for accelerated vesting upon a Change in Control, defined as a change in ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined in Section 409A of the Internal Revenue Code. Performance Share Units vest at target upon a Change in Control occurring on or before the end of the final fiscal year in the performance period.

Termination Benefits Unrelated to Change in Control

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under plans and arrangements existing as of March 31, 2017, if their employment had been terminated on that date in the circumstances explained below. These amounts are reported based upon each such executive’s compensation and service levels as of such date and, if applicable, in accordance with SEC regulations, based on the Company’s closing stock price of $29.29 on March 31, 2017, the final trading day during fiscal year 2017. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad-based 401(k) plan.

The actual amounts that would be paid upon an NEO’s termination of employment absent a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

Name	Cash Severance Benefit[1] ($)	Benefits Continuation[2] ($)	Aggregate Payments ($)
Lawrence B. Prior III	2,137,500	13,366	2,150,866
David F. Keffer	1,050,000	17,639	1,067,639
William J. Haynes II	1,100,000	13,405	1,113,405
John P. Reing	750,000	21,475	771,475
Paul Nedzbala	800,000	19,115	819,115
Totals	5,837,500	85,001	5,922,501

1.
Each NEO is entitled to 12 months of base salary continuation plus a pro-rata target incentive bonus (EICP) for the year of employment termination. For purposes of this disclosure, target fiscal year 2017 EICP is used as the pro-rata bonus described above.

2.	The NEOs are entitled to 12 months of Company-subsidized COBRA continuation coverage.
The Separation Policy also provides severance benefits to certain executives whose employment with the Company is terminated in situations not involving a change in control. The Separation Policy covers the CEO and those executive officers reporting directly to the CEO who are subject to Section 16 of the 1934 Act.
Upon termination of employment by the Company without cause (as defined above), each covered executive may receive, in the discretion of the Company and the Compensation Committee, up to 12 months of base salary continuation, paid in installments, and up to 12 months of Company-provided healthcare coverage continuation. Terminated executives also are eligible to receive a pro-rata portion of the EICP award earned, paid at target, for the year of employment termination, subject to approval by the Compensation Committee. Except as provided below, the Company does not provide accelerated vesting for RSU’s that are not vested upon a termination of employment by the Company without cause (as defined above).
Vesting of Equity Awards Upon Terminations of Employment. All annual equity awards provide for accelerated vesting (unless the Compensation Committee determines otherwise) upon retirement, other than for Cause (as defined below), at age 62 or older with at least ten years of service (and, in the case of performance share units, provided the executive’s retirement date is more than one year after the grant date). None of the NEOs was eligible to retire under this definition as of March 31, 2017, the last day of fiscal year 2017. In addition, all annual equity awards, along with service-based inducement awards, provide for accelerated vesting upon an executive’s termination of employment due to death or permanent disability, with vesting of annual-cycle Performance Share Units occurring with respect to only a pro-rata fraction of the target amount (based on the executive’s service during the applicable performance period) as opposed to the full target amount. If the NEOs had terminated employment due to death or permanent disability on March 31, 2017, they would have each received the amounts shown next to their names for early vesting of stock options, service-vesting RSUs and PSUs on the Change in Control Termination Benefits table above, except that amounts for annual-cycle PSU grants would be pro-rated. The pro-rated PSU amounts for Messrs. Prior, Keffer, Haynes, Reing and Nedzbala would have been $1,617,511; $324,826; $377,861; $184,732; and $129,862, respectively.

Stock options converted from CSC options that were originally granted prior to May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (1) the option expiration date or (2) the fifth anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). Stock options (including options converted from CSC options) granted since May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (1) the option expiration date or (2) the third anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). “Cause” means:

◦	fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

◦	conviction of a felony involving a crime of moral turpitude;

◦	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

◦
substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (1) a demand for performance of services has been delivered to the employee in writing by the employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the employee has failed to perform, and (2) the employee has thereafter failed to remedy such failure to perform.

There are provisions in the award agreements for all stock options and RSUs (including Performance Share Units) which require the holder of such securities to deliver to the Company an amount in cash equal to the intrinsic value of the securities on the date (the “Realization Date”) they had vested (in the case of RSUs or restricted stock) or were exercised (in the case of stock options) if the holder:

•	competes with the Company after voluntary termination of employment and prior to six months after the Realization Date, or

•
solicits the Company’s customers or solicits for hire or hires the Company’s employees, or discloses the Company’s confidential information, after voluntary or involuntary termination of employment and prior to one year after a Realization Date.

These forfeiture provisions do not apply if there has been a Change in Control within three years prior to the employment termination date.

The Company has included non-compete / non-solicitation language in all equity agreements covering all participants in our long term incentive plans. In addition, identical language is included in a release of claims associated with a separation payment to protect the interests of the company in the event a separation payment is offered. These terms generally prohibit our executive team from competing with CSRA for 12 months following any termination of employment, prohibit our executives from soliciting our employees or clients for 24 months following any termination of employment, and contain non-disclosure provisions.

G. ADDITIONAL INFORMATION
Business for 2018 Annual Meeting

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in CSRA’s proxy statement for the 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”), the written proposal must be received by CSRA’s Corporate Secretary at our principal executive offices not later than February 27, 2018. If the date of the 2018 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, then the deadline for inclusion of a stockholder proposal in CSRA’s proxy statement is instead a reasonable time before CSRA begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

CSRA
Corporate Secretary
3170 Fairview Park Drive
Falls Church, Virginia 22042

Stockholders seeking to nominate directors at the 2018 Annual Meeting or who wish to bring a proposal before the meeting that is not intended to be included in CSRA’s proxy statement for the 2018 Annual Meeting must comply with the advance notice deadlines contained in CSRA’s Bylaws. The Bylaws provide that any such notice must be given not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary date of the preceding year’s annual meeting. In addition, the Bylaws specify that in the event that the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the upcoming annual meeting and (2) the 10th day following the date on which public announcement of the date of such upcoming meeting is first made. The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by CSRA with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the securities of CSRA are listed. For the 2018 Annual Meeting of Stockholders, a stockholder’s notice, to be timely, must be delivered to, or mailed and received at our principal executive offices:

•	not earlier than the close of business on April 10, 2018; and

•	not later than the close of business on May 10, 2018.
Householding; Availability of 2017 Annual Report and Proxy Statement

The SEC permits the Company to deliver a single proxy statement and annual report to an address shared by two or more stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for the Company. In order to take advantage of this opportunity, the Company, and banks and brokerage firms that hold your shares, have delivered only one Proxy Statement and 2017 Annual Report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and 2017 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered.

If you would like an additional copy of the 2017 Annual Report or this Proxy Statement, these documents are available on the Company’s Website, www.csra.com, under “Investor Relations/SEC Filings.” They are also available without charge to any stockholder, upon request by calling 1.703.641.2267, by emailing to: Investors@CSRA.com, or by writing to:

CSRA
Investor Relations
3170 Fairview Park Drive
Falls Church, VA 22042

If you share the same address with other CSRA stockholders and would like to start or stop householding for your account, you can call our transfer agent at Computershare, 800 522 6645 (Toll Free) or +1 (201) 680 6578 (Toll) or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, including your name, the name of your broker or other holder of record and your account number(s).

If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

APPENDIX A–RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that adjusted EBITDA, adjusted diluted EPS, and free cash flow provide useful additional information to investors regarding the Company’s financial condition and results of operations, as they provide additional measures of the Company’s profitability and ability to service its debt. In addition, these measures are considered important measures by financial analysts covering CSRA, and are used in determining executive compensation.

Using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing CSRA’s performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use pro forma and adjusted measures in addition to, and not as an alternative to, GAAP measures.

The major adjustments to GAAP to derive pro forma and adjusted metrics are summarized below:

•
Pro forma adjustments. For fiscal year 2016, pro forma results assume that the acquisition of SRA occurred prior to the beginning of the year. As a result, SRA revenue, EBITDA, and income for the first seven months of fiscal year 2016 are added to the comparable GAAP measures, after adjusting for intercompany effects. In addition, interest expense, share count, and tax rate for periods before the spin-merger are normalized for the ongoing levels at the time of the spin-merger.

•
Plan impacts. At the time of the Spin-off on November 27, 2015, CSRA assumed the assets and obligations of the pension and other post-retirement plans from CSC. The recurring net non-cash benefits associated with these plans are excluded from all quarters. The non-cash gains and losses from fair value remeasurement of these plans are excluded from all quarters in which they occurred, specifically the third and fourth quarters of fiscal years 2016 and 2017.

•
CSC Intellectual Property Payments. Under the original Intellectual Property Matters Agreement (“Original IPMA”) that we signed with CSC at the time of the Spin-Off, CSRA reimbursed CSC $30 million in December 2015 for the maintenance of certain intellectual property. This payment is reflected in the free cash flow for the third quarter of fiscal year 2016. The quarterly amortization of $7.5 million is included in the adjusted EBITDA and adjusted diluted EPS expenses for all quarters in fiscal year 2016 and the first three quarters in fiscal year 2017. Under the amended and restated IPMA (the “IPMA”) executed in February 2017, the annual payment was eliminated. Consequently, $2.5 million of intellectual property costs that were accrued in the third quarter of fiscal year 2017 were reversed in the fourth quarter but are not included in the adjusted EBITDA and adjusted EPS for the fourth quarter.

•
Spin, Merger, and Integration Costs. Costs directly associated with the separation and merger transactions are excluded from adjusted EBITDA, adjusted EPS, and free cash flow. Included in separation and merger costs is $14 million of non-cash stock compensation expense from performance-based awards for former SRA shareholders in the third quarter of fiscal year 2017. In the fourth quarter of fiscal year, there was a $65 million payment to CSC related to the IPMA, of which $61 million was expensed. Costs from the ongoing integration process are excluded from adjusted EBITDA and adjusted diluted EPS.

•	Acquisition-related Intangible Amortization. All amortization associated with acquisition-related intangible assets is excluded from adjusted diluted EPS.

•
Other Non-Cash Charges Not Earned/Incurred in Operation of Business. Debt extinguishment expense of $8 million related to the debt amendments incurred in the third quarter of fiscal year 2017 is excluded from adjusted EPS.

Adjusted Diluted Earnings Per Share

CSRA INC.
ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Fiscal Years Ended
(Dollars in millions except per share amounts)	March 31, 2017	April 1, 2016(a)
Income before income taxes(b)	$495	$149
Historical SRA gain (loss) from continuing operations before taxes(c)	—	(62)
Separation and merger costs(d)	90	259
Integration and other costs	25	18
Actuarial and settlement (gains) losses of the defined benefit plans ("Plans")	(98)	184
Other net benefits of the Plans(e)	(92)	(108)
Amortization of backlog associated with SRA acquisition(f)	43	22
Other acquisition-related intangible amortization	50	32
Adjusted income, before income taxes	513	494
Adjusted income tax expense(g)	186	193
Adjusted net income	327	301
Less: Noncontrolling interest	12	16
Adjusted net income attributable to CSRA common stockholders	$315	$285

Adjusted diluted earnings per common share(h)	$1.91	$1.74

Notes: Adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
For the fiscal year ended April 1, 2016, adjusted income before income taxes, adjusted income tax expense, adjusted net income, adjusted net income attributable to CSRA common shareholders, and adjusted diluted earnings per common share are pro forma measures.

(b)
For the fiscal year ended April 1, 2016, GAAP results reflect the operations of CSRA LLC and include a pre-tax gain of $17 million on the sale of Welkin, which increased pro forma adjusted net income to shareholders by $10 million and pro forma adjusted diluted EPS by $0.06.

(c)	Income prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is April 1, 2015 to November 30, 2015, in the case of the fiscal year ended April 1, 2016.
(d)	Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, before tax effect.
(e)	The expected return on pension and OPEB plan assets less the interest and service costs associated with the Plans.
(f)	Total value of $65 million amortized over the period November 30, 2015 to November 30, 2016 is included in Income before income taxes.
(g)	For the three months and fiscal year ended April 1, 2016, the assumed long-term effective tax rate of 39 percent is applied.
(h)	For the fiscal year ended April 1, 2016, Distribution Date common shares are used as the basis for computing weighted average shares outstanding for the periods prior to the Spin-off.

Adjusted EBITDA
CSRA defines adjusted EBITDA as revenue less cost of services and selling, general, and administrative (SG&A) costs, excluding periodic mark-to-market adjustments to the pension and post-retirement plans, net periodic benefits of these plans, as well as certain non-cash items that are not earned or incurred in the operation of our business, such as stock-based compensation expense.

CSRA INC.
ADJUSTED EBITDA (unaudited)

	Fiscal Years Ended
(Dollars in millions)	March 31, 2017	April 1, 2016(a)
Operating income (loss)(b)	$622	$187
Historical SRA operating income(c)	—	36
Impact of spin-off & merger on interest and income tax expense	—	52
Less: other expense (income), net	(3)	15
Separation, merger and integration costs(d)	149	186
Depreciation and amortization(e)	197	198
Amortization of contract-related intangibles	2	9
Stock-based compensation(f)	15	12
Pension and post-retirement plan actuarial losses (gains), settlement losses, and amortization of other comprehensive income	(98)	212
Net periodic benefits of Plans(g)	(92)	(108)
Impact of acquisitions and dispositions of businesses(h)	—	(12)
Adjusted EBITDA	$792	$787

Notes:
(a)
For the fiscal year ended April 1, 2016, adjusted EBITDA is a pro forma measure, and the various elements incorporate amounts furnished in the Form 8-K dated December 24, 2015, derived on the basis described therein.

(b)	For the three months and fiscal year ended March 31, 2017, GAAP results reflect the operations of CSRA LLC.
(c)	SRA income prior to November 30, 2015 merger from the most closely corresponding reporting period, which is October 1, 2015 to November 30, 2015, in the case of the fiscal year ended April 1, 2016.
(d)
Inter-company income prior to the November 30, 2015 merger, costs directly associated with the separation and merger transactions, intangibles amortization expense associated with SRA’s funded contract backlog, and one-time integration costs.

(e)	Excludes amortization of backlog intangibles. See endnote (d).
(f)	Excludes $14 million of expense in fiscal year 2017 that is included in separation, merger and integration costs.
(g)	The expected return on pension and OPEB plan assets minus the interest and service costs associated with the Plans on a pre-tax basis.
(h)	Pre-tax gain on the sale of Welkin in April 2015 and pre-tax income from the assets acquired by SRA in April 2015 earned before the acquisition as well as restructuring costs.

Free Cash Flow
CSRA defines free cash flow to be equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings, as further adjusted for certain other cash flow items, such as (i) non-recurring separation-related payments and (ii) the relative fiscal quarter impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement (“Purchase Agreement”).

CSRA INC.
FREE CASH FLOW (unaudited)

	Fiscal Years Ended
(Amounts in millions)	March 31, 2017	April 1, 2016
Net cash provided by operating activities	$488	$553
Net cash (used in) provided by investing activities	(168)	(1,605)
Acquisitions, net of cash acquired	—	1,473
Business dispositions	—	(34)
Payments on capital leases and other long-term assets financing	(47)	(17)
Separation and merger-related payments	101	80
Initial sales of qualifying accounts receivables(a)	(46)	(172)
Free cash flow	$328	$278

Notes:
(a)
Adjustments for the relative impact of the net proceeds arising from the initial sale of billed and/or unbilled receivables under the Purchase Agreement as well as the effect of any new types of sales arising from changes in the Purchase Agreement. For the three months and fiscal year ended April 1, 2016, amounts represent unbilled and billed receivables, respectively, principally sold by the Computer Sciences Government Services Business. For the fiscal year ended March 31, 2017, the amount relates to SRA unbilled receivables under the Purchase Agreement to which SRA was added to during the period. Billed receivables historically sold by SRA under a separate accounts receivable purchase agreement continue under the Purchase Agreement.

APPENDIX B–AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

CSRA INC.
AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

Section 1
Purpose and Objectives
          The CSRA Inc. 2015 Omnibus Incentive Plan was adopted by Computer Sciences Government Services, Inc., the predecessor to CSRA Inc., prior to the spinoff of CSRA Inc. from Computer Sciences Corporation (“CSC”) effective as of November 27, 2015 (the “Spinoff”). On June 21, 2017, the Board approved this Amended and Restated 2015 Omnibus Incentive Plan (the or this “Plan”), subject to the approval of the stockholders of CSRA Inc.
The primary purpose of the Plan is to reward selected corporate officers and key employees of the Company and its Subsidiaries by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments. The Plan is designed to attract and retain employees of the Company and its Subsidiaries and to encourage the sense of proprietorship in the Company and its Subsidiaries.
The Plan also governs the terms of certain Awards granted to current and former employees of CSC in connection with the Spinoff with respect to awards held by such individuals under one or more CSC equity incentive plans prior to the Spinoff pursuant to the terms of the Employee Matters Agreement (“Spinoff Awards”).
Section 2
Definitions
          As used herein, the terms set forth below shall have the following respective meanings:
     (a) “Amendment Effective Date” means August 8, 2017 or such later date on which the stockholders of the Company approved the Plan.
(b) “Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the Chief Human Resources Officer of the Company (or any other senior officers of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).
     (c) “Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan, including any Spinoff Awards and any SRA Rollover Options.
     (d) “Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.
     (e) “Board” means the Board of Directors of the Company.
     (f) “Cash Award” means an Award denominated in cash.
     (g) “Change in Control” means the consummation of a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, and in each case, as defined under Code Section 409A. Notwithstanding the foregoing to the contrary, neither the Spinoff nor the SRA Merger shall constitute a “Change in Control” for purposes of the Plan.

     (h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (i) “Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.
     (j) “Common Stock” means the Common Stock of the Company.
     (k) “Company” means CSRA Inc. or any successor thereto.
     (l) “CSC” has the meaning set forth in Section 1.
(m) “Disability” means, unless otherwise provided in an Award Agreement, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan, or if the Employee is not a participant under the Company’s long-term disability plan, as determined if the Employee were a participant in a long-term disability plan that covers similarly situated employees. Notwithstanding the foregoing, if an Award is subject to Code Section 409A and Disability is a payment event, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).
     (n) “Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.
     (o) “Effective Date” means November 25, 2015, the date prior to the Spinoff on which this Plan was originally approved by CSC as sole stockholder of the Company.
     (p) “Employee” means an employee of the Company or any of its Subsidiaries.
     (q) “Employee Matters Agreement” means the employee matters agreement entered into in connection with the Spinoff between CSC and the Company.
(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (s) “Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.
     (t) “Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.
     (u) “Fiscal Year” means a fiscal year of the Company.
     (v) “Grant Date” means the date an Award is granted to a Participant and, with respect to any Spinoff Award or SRA Rollover Option, shall mean the date the award was originally granted.
     (w) “Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.
     (x) “Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

     (y) “Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.
     (z) “Participant” means an Employee to whom an Award has been made under this Plan. Participant also includes any current or former employee of CSC to whom a Spinoff Award has been made under the Plan and any current or former employee or other service provider of SRA to whom the grant of an SRA Rollover Option has been made under the Plan.
     (aa) “Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals. A Performance Award may be in the form of Performance Unit Awards, Restricted Stock Awards, Options, SARs or Cash Awards.
     (bb) “Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.
     (cc) “Performance Unit” means a unit evidencing the right to receive in specified circumstances cash or shares of Common Stock or equivalent value of Common Stock in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied. Performance Units may take the form of performance-based Restricted Stock Units or Cash Awards.
     (dd) “Performance Unit Award” means an Award in the form of Performance Units.
     (ee) “Qualified Performance Awards” has the meaning set forth in Section 13.2.
     (ff) “Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.
     (gg) “Restricted Stock Award” means an Award in the form of Restricted Stock.
     (hh) “Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.
     (ii) “Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.
     (jj) “Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.
     (kk) “Spinoff” has the meaning set forth in Section 1.
(ll) “Spinoff Award” has the meaning set forth in Section 1.
(mm) “SRA” means SRA International, Inc.
(nn) “SRA Merger” means the merger of SRA with and into the Company following the Spinoff.
(oo) “SRA Rollover Option” means any stock option previously granted by SRA that was converted into an Option pursuant to the terms of the merger agreement between SRA and the Company with respect to the SRA Merger.
(pp) “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.
     (qq) “Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.
     (rr) “Stock-Based Award Limitations” has the meaning set forth in Section 4.3.
     (ss) “Subsidiary” means any corporation, partnership, association, joint stock company, business trust, unincorporated organization or other entity that the Company controls directly, or indirectly through one or more intermediaries.

Section 3
Eligibility
          All Employees are eligible for Awards under this Plan. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees who are to be granted Awards under this Plan. Current and former employees of CSC are also eligible for Spinoff Awards under the Plan and former employees of SRA who became employees of the Company or one of its Subsidiaries in connection with the SRA Merger are eligible for grants of SRA Rollover Options under the Plan.
Section 4
Shares Subject to Awards
          4.1 Common Stock Available for Awards. Subject to the provisions of Section 18 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of (i) 14,583,000 shares of Common Stock, plus (ii) an additional number of shares of Common Stock equal to the number of shares of Common Stock subject to all Spinoff Awards and SRA Rollover Options outstanding immediately following the Spinoff and SRA Merger, respectively (collectively, the “Maximum Share Limit”). Within the Maximum Share Limit (and excluding any Spinoff Awards and SRA Rollover Options which shall not be subject to subparagraphs (a) or (b) below), all of the shares may be used for any combination of Options, SARs, and Stock Awards; and:
     (a) For Awards made prior to the Amendment Effective Date, each Option and SAR granted shall reduce the Maximum Share Limit by one share; and each Award other than an Option or SAR granted shall reduce the Maximum Share Limit by two shares; and
(b) For Awards made on or after the Amendment Effective Date, each Award granted, whether an Option, SAR or Stock Award, shall reduce the Maximum Share Limit by one share.
          Such shares shall be reserved from authorized but unissued shares, treasury shares and from shares which have been reacquired by the Company. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
          4.2 Share Counting.
(a) If an Award (other than a Spinoff Award or SRA Rollover Option, which shall not be subject to the provisions of this Section 4.2(a) other than the final sentence hereof) expires or is terminated, canceled or forfeited, the shares of Common Stock associated with the expired, terminated, canceled or forfeited Award shall again be available for Awards under this Plan, as follows:
(i) In the case of an Award made prior to the Amendment Effective Date that is an Option or SAR that expires, terminates, is canceled or is forfeited, the Maximum Share Limit shall be increased by one share of Common Stock for each such Option or SAR. In the case of an Award made prior to the Amendment Effective Date other than an Option or SAR that expires, terminates, is canceled or is forfeited, the Maximum Share Limit shall be increased by two shares of Common Stock for each such Award that is not an Option or SAR.
(ii) In the case of an Award made on or after the Amendment Effective Date, whether an Option, SAR or Stock Award, that expires, terminates, is canceled or is forfeited, the Maximum Share Limit shall be increased by one share of Common Stock for each such Award.
Notwithstanding the foregoing, the Committee shall adopt such share counting rules as are required for Incentive Stock Options to comply with the requirements set forth in Code Section 422. Shares of Common Stock associated with an expired, terminated, canceled or forfeited Spinoff Award or SRA Rollover Option shall not became available again for issuance under this Plan.
     (b) In addition, the following principles shall apply in determining the number of shares under any applicable limit within the Maximum Share Limit:

     (i) Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment to satisfy minimum withholding taxes shall not become available again for issuance under this Plan;
     (ii) Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment for the Exercise Price of an Award shall not become available again for issuance under this Plan;
     (iii) Shares of Common Stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise or settlement of such SAR, shall not become available again for issuance under this Plan;
     (iv) Awards that by their terms may only be settled in cash shall not reduce the Maximum Share Limit under this Plan; and
     (v) If cash is issued in lieu of shares of Common Stock pursuant to an Award, such shares shall not become available again for issuance under this Plan.
          4.3 Fiscal Year Limitations on Grants of Awards. The following limitations shall apply to any Awards made hereunder, other than to Spinoff Awards and SRA Rollover Options which shall not be subject to the following limits:
     (a) No Employee may be granted during any Fiscal Year Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock;
     (b) No Employee may be granted during any Fiscal Year Stock Awards covering or relating to more than 1,000,000 shares of Common Stock (the limitation set forth in this subsection (b), together with the limitation set forth in subsection (a), being hereinafter collectively referred to as the “Stock-Based Award Limitations”); and
     (c) No Employee may be granted during any Fiscal Year (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $10,000,000.
Section 5
Administration
          5.1 Authority of the Committee; Qualifications. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee, subject to the following:
     (a) The members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock;
     (b) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and
     (c) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section 162(m) and regulations pursuant thereto.
          5.2 Powers. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan.
          Subject to Sections 5.4, 6.2 and 6.3 hereof, the Committee may, in its discretion,
     (a) Provide for the extension of the exercisability of an Award;

     (b) In the event of death, Disability, Change in Control, retirement, involuntary termination without cause or voluntary termination for good reason, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Section 18.3 hereof; provided, however, that no such action shall permit the term of any Option or SAR to be greater than 10 years from its Grant Date; or
     (c) Accelerate the vesting or exercisability of an Award to the extent provided for in an Employee’s employment agreement with the Company or any Subsidiary that was effective prior the Effective Date.
          5.3 Final and Binding. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
          5.4 Prohibition on Repricing of Awards. Subject to the provisions of Section 18 hereof, the Committee may not amend the terms of outstanding Award Agreements without the approval of the Company’s stockholders to
     (a) reduce the Exercise Price of any outstanding Options or SARs; or
     (b) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs.
          5.5 Delegation of Authority. Subject to Nevada law, the Committee may delegate any of its authority to the Board, to any other committee of the Board or to an Authorized Officer to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act; provided that the requirements of Section 5.1 are met. Such delegation shall be made in writing specifically setting forth such delegated authority. As permitted by Nevada law, the Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan.
Section 6
Awards
          6.1 Grants. The Committee, in its absolute discretion, may grant all Awards under this Plan from time to time, provided however, that the Committee shall not have the right, without the approval of the Company’s stockholders, to
     (a) Reduce the Exercise price of an existing options;
     (b) Take any action which would be treated as a “repricing” under generally accepted accounting principles; or
     (c) Cancel an existing option at a time when its exercise price exceeds the fair market value of the stock underlying such option in exchange for another option, a restricted stock award or other equity in the Company or cash except as provided in Section 18.
          6.2 Award Agreements. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in Sections 7 - 13 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant. For Spinoff Awards granted to Participants who remain active employees of CSC after the Spinoff, except as otherwise provided in the applicable Award Agreement, the Participant will be deemed to have terminated employment for purposes of his or her Spinoff Award when he or she terminates employment from CSC.
          6.3 Vesting Limitations. Except as otherwise provided below, any Stock Award, Option or Stock Appreciation Right (other than any Spinoff Award or SRA Rollover Option which shall not be subject to the following limits) that
     (a) is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant; or
     (b) is a Performance Award shall have a minimum performance period of three years from the date of grant;
provided, however, that (1) the Committee may provide for earlier vesting (x) to the extent provided for in an Employee’s employment agreement with the Company or any Subsidiary that was effective prior the Effective Date and (y) upon an Employee’s termination of employment by reason of death, Disability, Change in Control, retirement, involuntary termination without cause or voluntary termination for good reason and (2) vesting of a Stock Award, Option or Stock Appreciation Right may occur incrementally over the three-year Restriction Period or three-year minimum performance period, as applicable. The foregoing notwithstanding, 729,150 of the total number of shares of Common Stock available for issuance under this Plan may be granted without regard to any minimum Restriction Period or performance period, as applicable, described in this Section 6.3.
          6.4 Payment of Awards. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.
          6.5 Dividends and Dividend Equivalents. Rights to dividends will be extended to and made part of any Restricted Stock Award and Dividend Equivalents may, in the Committee’s discretion, be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such dividends or Dividend Equivalents shall be paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals. Dividends and/or Dividend Equivalents shall not be extended to any Options or SARs.
Section 7
Options
          7.1 General. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed 10 years from the Grant Date.
Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
          7.2 Option Exercise. The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may pay the exercise price by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section.
Section 8
Stock Appreciation Rights
          An Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee; provided, however, that a SAR that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
Section 9
Restricted Stock Awards
          An Award may be in the form of a Restricted Stock Award. The terms, conditions and limitations applicable to any Restricted Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
Section 10
Restricted Stock Unit Awards
          An Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units; provided, however, that a Restricted Stock Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
Section 11
Performance Unit Awards
          An Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The timing and the terms of settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee; provided, however, that a Performance Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.

Section 12
Cash Awards
          An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.
Section 13
Performance Awards
          Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee.
          13.1 Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
          13.2 Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates; and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain.
          A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies including by direct reference to peers, by reference to an index, or by a similar mechanism.
          (a) Performance Goals. A Performance Goal shall include one or more of the following:

(i)	contract awards;
(ii)	backlog;
(iii)	market share;
(iv)	revenue;
(v)	sales;
(vi)	days’ sales outstanding;
(vii)	overhead;
(viii)	other expense management;
(ix)	operating income;
(x)	operating income margin;
(xi)	earnings (including net earnings, EBT, EBIT and EBITDA);
(xii)	earnings margin;
(xiii)	earnings per share;
(xiv)	cash flow;
(xv)	working capital;
(xvi)	book value per share;
(xvii)	improvement in capital structure;
(xviii)	credit rating;
(xix)	return on stockholders’ equity;

(xx)	return on investment;
(xxi)	cash flow return on investment;
(xxii)	return on assets;
(xxiii)	total stockholder return;
(xxiv)	economic profit;
(xxv)	stock price;
(xxvi)	total contract value;
(xxvii)	annual contract value; or
(xxviii)	client satisfaction.
          Unless otherwise stated, a Performance Goal applicable to a Qualified Performance Award need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).
          (b) Interpretation; Code Requirements. In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.
          13.3 Adjustment of Performance Awards. The Committee may provide in any such Performance Award in writing in advance that the results may be adjusted to include or exclude particular factors, including but not limited to any of the following events that occur during a Performance Period:
     (a) asset write-downs;
     (b) litigation or claim judgments or settlements;
     (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;
     (d) any reorganization and restructuring programs;
     (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable Fiscal Year;
     (f) acquisitions or divestitures;
     (g) foreign exchange gains and losses; and
     (h) settlement of hedging activities.
          Only Awards that are not intended to qualify as Qualified Performance Awards may be adjusted upward in the discretion of the Committee. The Committee may retain the discretion to adjust any Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Section 14
Change of Control
          Notwithstanding any other provision of this Plan to the contrary, unless (1) an Award Agreement shall specify otherwise or (2) the agreement effectuating the Change in Control provides for the assumption or substitution of Awards, upon the date of a Change in Control:
     (a) all outstanding Options that have not vested in full on or prior thereto shall be fully vested and exercisable;
     (b) all restrictions applicable to outstanding Restricted Stock shall lapse in full;
     (c) all outstanding Restricted Stock Units that have not vested in full on or prior thereto shall be fully vested;
     (d) if the Change in Control occurs during the Performance Period, all Performance Awards shall be considered earned and payable at their target value, prorated for the portion of the Performance Period that has elapsed and shall be immediately paid or settled; and
     (e) if the Change in Control occurs after the Performance Period, all Performance Awards shall, as soon as administratively practicable, be paid or settled based on the actual achievement of the applicable performance goals
Section 15
Taxes
          The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.
Section 16
Amendment, Modification, Suspension or Termination
          The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant.
          No amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that:
     (a) expands the types of Awards available under this Plan;
     (b) materially increases the number of shares of Common Stock available for Awards under this Plan;
     (c) materially expands the classes of persons eligible for Awards under this Plan;
     (d) materially extends the term of this Plan;
     (e) materially changes the method of determining the Exercise Price of Options;
     (f) deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs; or
     (g) decreases any minimum vesting requirements for any Stock Award.

Section 17
Assignability
          Unless otherwise determined by the Committee and expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 17 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.
Section 18
Adjustments
          18.1 Outstanding Awards. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
          18.2 Plan Adjustments
     (a) Subdivision or Consolidation. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then:
     (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 4;
     (ii) the number of shares of Common Stock covered by outstanding Awards;
     (iii) the exercise price or other price in respect of such Awards;
     (iv) the appropriate Fair Market Value and other price determinations for such Awards; and
     (v) any other limitations contained within this Plan shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction.
     (b) Recapitalizations, Reorganizations, etc. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock) or any spinoff, the Committee shall make appropriate adjustments to:
     (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 4;
     (ii) the number of shares of Common Stock covered by outstanding Awards;
     (iii) the exercise price or other price in respect of such Awards;
     (iv) the appropriate Fair Market Value and other price determinations for such Awards;
     (v) the Stock-Based Award Limitations;
     (vi) any other limitations contained within this Plan; and
(vii) the type or class of securities reserved under this Plan and subject to outstanding Awards hereunder.

provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.
          18.3 Award Adjustments. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, split-up, spin-off, split-off, initial public offering of the common equity of a Subsidiary, reorganization or liquidation, or if a Change in Control otherwise occurs and the Company is not the surviving entity, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, to:
     (a) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines, including stock of another company) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Code Section 424(a) applies;
     (b) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction;
     (c) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof;
     (d) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share of Common Stock as of such date over the per-share exercise price for such Option (for the avoidance of doubt, if such exercise price is less than such Fair Market Value, the Option may be canceled for no consideration or for such consideration that the Committee shall determine or as provided by the agreement effectuating an event described in this Section 18.3); or
     (e) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation.
          18.4 Compliance with Code Section 409A. No adjustment or substitution pursuant to this Section 18 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.
Section 19
Restrictions
          No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
Section 20
Unfunded Plan
          This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash,

Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.
Section 21
Code Section 409A
          21.1 Awards. Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.
          21.2 Settlement Period. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.
          21.3 Specified Employees. If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.
Section 22
Award Termination, Forfeiture and Disgorgement
          The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be terminated or forfeited, or the Participant should be required to disgorge to the Company any gains attributable to the Award. Such circumstances may include, without limitation, the following actions by a Participant:
     (a) competing with the Company or participating in any enterprise that competes with the Company;
     (b) using or disclosing, other than as expressly authorized by the Company or a Subsidiary, any confidential business information or trade secrets that the Participant obtains during the course of his or her employment with the Company or any Subsidiary; and
     (c) after the Participant is no longer employed by the Company or any Subsidiary:
     (i) soliciting, with respect to any of the services or products that the Company or any Subsidiary then provides to customers, any person or entity whom the Participant knows to be a customer of the Company or any Subsidiary, or whose business the Participant solicited on behalf of the Company or any Subsidiary while employed by it,

     (ii) soliciting or hiring any person who is then an Employee, or
     (iii) taking any action that, in the judgment of the Committee, is not in the best interests of the Company.
          Additionally, any Awards granted pursuant to this Plan shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company.
Section 23
Awards to Non-U.S. Employees
          Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
Section 24
Governing Law
          This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Nevada.
Section 25
Right to Continued Service or Employment
          Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.
Section 26
Term
          This Plan shall be effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board.
Section 27
Usage
          Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
Section 28
Headings
          The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

Think Next. Now.

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CSRA INC.

The Board of Directors recommends you vote "FOR" each of the following nominees for the Board of Directors:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Keith B. Alexander	☐	☐	☐
1b. Sanju K. Bansal	☐	☐	☐
1c. Michèle A. Flournoy	☐	☐	☐
1d. Mark A. Frantz	☐	☐	☐
1e. Nancy Killefer	☐	☐	☐
1f. Craig L. Martin	☐	☐	☐
1g. Sean O'Keefe	☐	☐	☐
1h. Lawrence B. Prior III	☐	☐	☐
1i. Michael E. Ventling	☐	☐	☐
1j. Billie I. Williamson	☐	☐	☐
1k. John F. Young	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2, 3, and 4:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as CSRA's independent registered public accounting firm for the year ending March 30, 2018	☐	☐	☐
3. Non-binding advisory vote to approve named executive officer compensation	☐	☐	☐
4. Modification of certain terms of the CSRA Inc. 2015 Omnibus Incentive Plan	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

CSRA

Think Next. Now.

3170 FAIRVIEW PARK DRIVE

FALLS CHURCH, VA 22042

You are cordially invited to attend our 2017 Annual Meeting of Stockholders on Tuesday, August 8, 2017 at 10:00 a.m. ET at CSRA Inc., 3170 Fairview Park Drive, Falls Church, VA 22042.

Regardless of whether or not you plan to attend the meeting, it is important that you vote these shares. Accordingly, we ask that you either vote by Internet or by telephone or sign and return your proxy card as soon as possible in the envelope provided.

We are also pleased once again to offer a virtual annual meeting at which our stockholders can participate in our annual meeting, which you may access at **www.virtualshareholdermeeting.com/CSRA2017**. Stockholders at the close of business on June 9, 2017 may also ask questions and vote at our annual meeting via the Internet. We hope this will allow our stockholders who are unable to attend our annual meeting in person to participate in our annual meeting.

E30260-P95481

CSRA INC.
Annual Meeting of Stockholders
August 8, 2017 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints WILLIAM J. HAYNES II and LAWRENCE B. PRIOR III, and each of them, as proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and to vote all of the shares of common stock of CSRA INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of CSRA Inc. to be held at 10:00 a.m., Eastern Time, on Tuesday, August 8, 2017 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is signed but no direction is given, this proxy will be voted FOR the election of each of the director nominees on the reverse side and FOR proposals 2, 3, and 4. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by CSRA Inc., voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on August 3, 2017, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. This proxy, when properly executed, will revoke all prior proxies relating to the subject matter hereof and will be voted in the manner directed herein.

The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Continued and to be signed on reverse side

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